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                                                                     Exhibit 2.1

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("AGREEMENT") is made and entered into as of November 21, 2005, by and among: SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC., a Delaware corporation ("PARENT"); MAMMOTH ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"); MAMMOTH ACQUISITION SUB, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent ("LLC"); and THE MED-DESIGN CORPORATION, a Delaware corporation (the "COMPANY"). Certain capitalized terms used in this Agreement are defined in EXHIBIT A.

                                    RECITALS

     WHEREAS, the Boards of Directors of each of Parent, Merger Sub, and the Company and the sole member of LLC deem it advisable and in the best interest of each entity and its respective stockholders or interest holders that Parent and the Company combine in order to advance the long-term business interests of Parent and the Company.

     WHEREAS, the strategic combination of Parent and the Company shall be effected in accordance with the Delaware General Corporation Law (the "DGCL") and the terms of this Agreement through a transaction in which (i) Merger Sub will merge with and into the Company (the "MERGER"), the Company will be the surviving corporation in the Merger and will become a wholly owned subsidiary of Parent, and the stockholders of the Company will become stockholders of Parent, and (ii) the Company, as the surviving corporation in the Merger, will merge with and into LLC (the "LLC MERGER"), and LLC will be the surviving entity in the LLC Merger (the Merger and the LLC Merger being herein referred to as the "COMBINATION").

     WHEREAS, the Board of Directors of the Company (i) has unanimously determined that the Combination is advisable and consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of the Company and its stockholders, (ii) has unanimously determined that this Agreement is advisable and has approved this Agreement, the Combination and the other transactions contemplated by this Agreement, and (iii) has unanimously determined to recommend that the stockholders of the Company adopt this Agreement.

     WHEREAS, the Board of Directors of Parent (i) has unanimously determined that the Combination is advisable and consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders, (ii) has unanimously approved this Agreement, the Combination and the other transactions contemplated by this Agreement, and
(iii) has unanimously determined to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock in connection with the Merger.

     WHEREAS, for Federal income tax purposes, it is intended that the Combination shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and that this Agreement shall constitute a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.


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     WHEREAS, in order to induce Parent to enter into this Agreement and to consummate the Combination, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company are executing voting agreements in favor of Parent (the "COMPANY STOCKHOLDER VOTING AGREEMENTS").

     WHEREAS, in order to induce the Company to enter into this Agreement and to consummate the Combination, concurrently with the execution and delivery of this Agreement, certain stockholders of Parent are executing Voting Agreements in favor of the Company (the "PARENT STOCKHOLDER VOTING AGREEMENTS").

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, and agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

     1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "SURVIVING CORPORATION").

     1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

     1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Cooley Godward LLP, 4401 Eastgate Mall, San Diego, California, at 10:00 a.m. Pacific Standard Time on a date to be designated by Parent (the "CLOSING DATE"), which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the filing of such certificate of merger with the Secretary of State of the State of Delaware (the "EFFECTIVE TIME").

     1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent prior to the Effective Time:

          (A) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to conform to EXHIBIT B;


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          (B) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

          (C) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

     1.5  CONVERSION OF SHARES AND WARRANTS.

          (A) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

               (I) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company's treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

               (II) any shares of Company Common Stock then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

               (III) except as provided in clauses "(i)" and "(ii)" above and subject to Sections 1.5(c), 1.5(d), and 1.5(e), each share of Company Common Stock then outstanding (other than Appraisal Shares as defined in subsection (g) below) shall be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio; and

               (IV) each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

          (B) Exchange Ratio, Definitions Related Thereto, and Certain Dispute
Mechanics:

               (I) "EXCHANGE RATIO" shall equal the quotient obtained by dividing: (A) Merger Consideration by (B) the sum of (1) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, and
(2) the number of shares of Company Common Stock issuable pursuant to all outstanding options, warrants and other rights to acquire shares of Company Common Stock outstanding immediately prior to the Effective Time excluding warrants with an exercise price that is more than $0.53.

               (II) Other Definitions:

                    (1) "MERGER CONSIDERATION" shall equal (A) the Total Parent Post-Closing Shares less (B) the sum of (1) the number of shares of Parent Common Stock outstanding immediately prior to the Effective Time, and (2) the number of shares of Parent Common Stock issuable pursuant to all outstanding options, warrants and other rights to acquire


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shares of Parent Common Stock outstanding immediately prior to the Effective
Time, exclusive of options, warrants and other rights with an exercise price that is more than $0.62.

                    (2) "TOTAL PARENT POST-CLOSING SHARES" shall equal the quotient obtained by dividing: (A) the sum of (1) the number of shares of Parent Common Stock outstanding immediately prior to the Effective Time, and (2) the number of shares of Parent Common Stock issuable pursuant to all outstanding options, warrants and other rights to acquire shares of Parent Common Stock, exclusive of options, warrants and other rights with an exercise price that is more than $0.62; by (B) 0.668 as adjusted as set forth in subsection (3) below by the Adjustment Amount.

                    (3) "ADJUSTMENT AMOUNT" shall mean the number, expressed as a decimal, equal to (A) the Actual Company Cash Amount at November 30, 2005 less $8,000,000 ("CASH DIFFERENCE AMOUNT") multiplied by (B) 0.000000025. If the Cash Difference Amount is a positive number, then the Adjustment Amount shall be subtracted from 0.668 in determining Total Parent Post-Closing Shares. If the Cash Difference Amount is a negative number, then it will be treated as a positive number for purposes of determining the Adjustment Amount and the Adjustment Amount shall be added to 0.668 in determining the Total Parent Post-Closing Shares.

                    (4) "ACTUAL COMPANY CASH AMOUNT" shall mean (i) (A) the aggregate amount of cash and cash equivalents, (B) the principal amount of and accrued interest on available for sale securities maturing not later than July 1, 2007, (C) prepaid expenses (but only in the case where, and solely to the extent to, there is a corresponding offsetting obligation that is a Liability that is deducted from cash and cash equivalents in determining Actual Company Cash Amount), (D) accounts receivable (including accrued royalties related to the Becton Dickinson products in an aggregate amount not to exceed $280,000), net of reserves for doubtful accounts, and (E) inventory, net of reserves for excess or obsolete inventory (such net inventory not to exceed $500,000) as reflected on the consolidated balance sheet of the Company Entities (as defined in Section 2.1(a)) as of November 30, 2005 ("ADJUSTMENT BALANCE SHEET") as finally determined pursuant to Section 1.5(b)(iii) less (ii) (A) the maximum dollar amount of all Liabilities (other than contingent Liabilities and all real property lease payments due during the remaining term of such leases of the Company Entities following November 30, 2005) of the Company Entities as of November 30, 2005, whether or not accrued or reflected or required to be accrued or reflected on the Adjustment Balance Sheet and without any discount for any time value of money or for any contingency, including, without limitation, all transaction expenses incurred or expected to be incurred by the Company Entities in connection with the Merger and other transactions contemplated by this Agreement (including legal, accounting, director and investment banking fees), the first $400,000 of costs associated with D&O tail insurance plus fifty percent of the costs associated with D&O tail insurance in excess of $800,000 and up to $1,000,000, all lease and other payments (other than real property lease payments) due during the remaining term of all operating and capital leases of the Company Entities, all obligations of the Company Entities to pay severance to former or existing employees of the Company, whether existing or arising by virtue of the Merger and the transactions contemplated by this Agreement, all obligations of the Company Entities under the Asset Purchase Agreement dated April 1, 2004 between the Company and Luther Needlesafe Products, Inc., and all legal expenses


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incurred or expected to be incurred by the Company Entities prior to Closing for prosecution, maintenance, and enforcement of their intellectual property assets but excluding expenses to be incurred by the Company Entities in the ordinary course of business to operate the Company Entities after November 30, 2005 through the date of Closing other than the accrued lease and intellectual property expenses, (B) a reasonable dollar amount of reserve for any known monetary contingent Liabilities, whether or not accrued or reflected or required to be accrued or reflected on the Adjustment Balance Sheet, and (C) $470,000 ("TOTAL LIABILITIES"); provided, however, in the event that after November 30, 2005, the Company negotiates the surrender of such lease or sublease of its leased real estate thereunder that is finalized in a written, definitive agreement approved in accordance with Section 4.2(b)(xvii)(1) of this Agreement prior to the date that is at least seven calendar days prior to earlier of the Company Stockholders' Meeting or the Parent Stockholders' Meeting (as each term is defined in Section 5 below) (the "ADJUSTMENT DATE") and in so doing reduces the remaining liability (net of sublease rent) below $470,000, then the Actual Company Cash Amount shall be the amount determined pursuant to this Section plus the Lease Adjustment Amount (as defined below); provided further that as of the Adjustment Date, if the Closing is scheduled to occur or is reasonably likely to occur after February 28, 2006, then the Actual Company Cash Amount shall be reduced by $100,000; provided further that if the litigation referenced on Part 2.21(a) of the Company Disclosure Schedule (the "LITIGATION") is not settled by November 30, 2005, then the Actual Company Cash Amount shall be reduced by $200,000 (the "LITIGATION ADJUSTMENT"); and provided further that in the event that the Litigation is not settled by November 30, 2005, but does settle on or after November 30, 2005 and prior to the Adjustment Date, and the Company negotiates such settlement in accordance with Section 4.2(b)(xvii)(2) of this Agreement, then the Litigation Adjustment shall be added back to the Actual Company Cash Amount and the actual amount to be paid, incurred or recovered, as the case may be, by the Company under such settlement after taking into account the costs associated with the Litigation and such settlement (e.g., legal fees related to issued patents or currently pending patent applications or otherwise incurred) through the date of settlement shall be deducted from or added to (as the case may be) the Actual Company Cash Amount. The "LEASE ADJUSTMENT AMOUNT" shall mean an amount equal to (A) the difference between $470,000 and the remaining Liability (net of sublease rent) for the Company Entities under the lease (B) less any broker fees incurred in connection with the surrender or sublease.

               (III) As promptly as practicable, but no later than 10 calendar days after November 30, 2005, the Company shall cause to be prepared and delivered to Parent (a) the Adjustment Balance Sheet prepared in accordance with GAAP (excluding GAAP footnotes) and the accounting practices and policies used by the Company to prepare its audited financial statements for the year ended December 31, 2004, (b) to the extent not reflected on the Adjustment Balance Sheet, a calculation of Total Liabilities, with underlying worksheets and documentation in reasonable detail supporting the calculations and (c) a statement presenting the Actual Company Cash Amount, as of November 30, 2005, including all calculations related thereto in reasonable detail (the "CASH STATEMENT"). The Cash Statement shall be accompanied by a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company stating that to the best of their knowledge the Cash Statement is true and correct in all material respects.


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                    (1) If Parent disagrees with the Company's Adjustment
Balance Sheet, the determination of Total Liabilities and/or its calculation of the Actual Company Cash Amount delivered pursuant to Section 1.5(b) (iii), Parent may, within seven calendar days after delivery of the Cash Statement and other deliverables, deliver a notice to the Company disagreeing with such calculation and setting forth Parent's calculation of such the Actual Company Cash Amount.

                    (2) If a notice of disagreement shall be duly delivered pursuant to Section 1.5(b)(iii)(1), Parent and the Company shall, during the five calendar days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Actual Company Cash Amount. If during such period, Parent and the Company are unable to reach such agreement, they shall promptly thereafter cause Deloitte & Touche LLP (the "ACCOUNTING REFEREE") to review this Agreement and the disputed items or amounts for the purpose of calculating the Actual Company Cash Amount (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator). In making such calculation, the Accounting Referee shall consider only those items or amounts in the Adjustment Balance Sheet, Total Liabilities and Cash Statement and the Company's calculation of the Actual Company Cash Amount as to which Parent has disagreed. The Accounting Referee shall deliver to Parent and the Company, as promptly as practicable (but in any case no later than five calendar days from the date of engagement of the Accounting Referee), a report setting forth such calculation. Such report shall be final and binding upon Parent and the Company. The cost of such review and report shall be borne equally by Parent and the Company.

                    (3) Parent and the Company shall, and shall cause their respective Representatives to, cooperate and assist in the preparation of the Adjustment Balance Sheet and the Cash Statement and the calculation of the Actual Company Cash Amount and in the conduct of the reviews and any dispute resolution referred to in this Section 1.5(b), including, without limitation, the making available to the extent necessary to each other and the Accounting Referee books, records, work papers and personnel.

          (C) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

          (D) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a


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fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and, upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by 0.62.

          (E) The Exchange Ratio and the amount paid in lieu of fractional shares shall be adjusted to reflect appropriately the effect of the Company Reverse Stock Split, if applicable, the Parent Reverse Stock Split and any other stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring on or after the date hereof and prior to the Effective Time.

          (F) At the Effective Time, each then outstanding warrant to purchase Company Common Stock (each, a "COMPANY WARRANT" and collectively "COMPANY WARRANTS"), whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Warrant immediately prior to the Effective Time, except that (i) each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

          (G) To the extent arising under applicable law and notwithstanding anything in this Agreement to the contrary, shares (the "APPRAISAL SHARES") of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the "APPRAISAL STATUTE") shall not be converted into the right to receive the applicable share of Parent Common Stock as provided in Section 1.5(a)(iii) above, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of the Appraisal Statute. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of the Appraisal Statute. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Appraisal Statute, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Appraisal Statute, then the right of


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such holder to be paid the fair value of such holder's Appraisal Shares under the Appraisal Statute shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the applicable share of Parent Common Stock as provided in Section 1.5(a)(iii). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of the Company's Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, nor shall the Company agree to or commit to making any such payment or settlement.

     1.6 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a "COMPANY STOCK CERTIFICATE") is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

     1.7 EXCHANGE OF CERTIFICATES.

          (A) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as exchange agent in the Merger (the "EXCHANGE AGENT"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "EXCHANGE FUND."

          (B) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate


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shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock), and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this
Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          (C) Notwithstanding anything to the contrary contained in this Agreement, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any Company Stock Certificate to any Person who may be an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company until such Person shall have delivered to Parent and the Company a duly executed Affiliate Agreement as contemplated by Section 5.10.

          (D) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

          (E) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 calendar days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

          (F) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.


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          (G) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

     1.8 TAX CONSEQUENCES. For federal income tax purposes, the Combination is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.9 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

     1.10 THE LLC MERGER. Immediately following the Effective Time, Parent shall cause LLC to file with the Secretary of State of the State of Delaware a properly executed certificate of merger for the LLC Merger (the "LLC Certificate of Merger") conforming to the requirements of the DGCL. The LLC Merger shall become effective at the time the LLC Certificate of Merger is filed with the Secretary of State of the State of Delaware.

     1.11 EFFECTS OF THE LLC MERGER.

          (A) At the time at which the LLC Merger is filed with the Secretary of State of Delaware, as described in Section 1.10 (the "LLC Effective Time"), (i) the separate existence of the Company shall cease and the Company shall be merged with and into LLC, with LLC as the surviving entity in the LLC Merger (LLC and the Company are sometimes referred to below as the "LLC Constituent Entities" and LLC following the LLC Merger is sometimes referred to below as the "Continuing LLC"), and (ii) the Certificate of Formation and the Operating Agreement of LLC as in effect immediately prior to the Effective Time shall be unchanged by the LLC Merger.

          (B) At and after the LLC Effective Time, the Continuing LLC shall possess all the rights, privileges, powers, and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties of each of the LLC Constituent Entities; and all singular rights, privileges, powers, and franchises of each of the LLC Constituent Entities, and all property, real, personal, and mixed, and all debts due to either of the LLC Constituent Entities on whatever account, and all other things in action or belonging to each of the LLC Constituent Entities, shall be vested in the Continuing LLC, and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Continuing LLC as they were of the LLC Constituent Entities, and the title to any real estate vested by deed or otherwise, in either of the LLC Constituent Entities, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the LLC Constituent Entities shall be preserved unimpaired, and all debts, liabilities, and duties of the LLC Constituent Entities shall thereafter attach to the Continuing LLC, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

     1.12 CONVERSION OF SECURITIES IN LLC MERGER. By virtue of the LLC Merger and without any further action on the part of the Company, LLC or Continuing LLC, (i) each limited liability company interest of LLC then outstanding shall remain outstanding and each certificate therefor shall continue to evidence one limited liability company interest of the Continuing LLC and (ii) each share of common stock of the Company then outstanding shall be converted into limited liability company interest of the Continuing LLC.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent, Merger Sub and LLC as follows:

     2.1 SUBSIDIARIES; DUE ORGANIZATION; ETC.

          (A) The Company has no Subsidiaries, except for the corporations identified in Part 2.1(a) (i) of the Company Disclosure Schedule; and neither the Company nor any of the other corporations identified in Part 2.1(a) (i) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) (ii) of the Company Disclosure Schedule. (The Company and each of its Subsidiaries are referred to collectively in this Agreement as the "COMPANY ENTITIES.") None of the Company Entities has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Company Entities has, at any time, been a general partner of, or has otherwise been liable for any of the debts or obligations of, any general partnership, limited partnership or other Entity.

          (B) Each of the Company Entities is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

          (C) Each of the Company Entities is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for those jurisdictions where such failure to so qualify would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     2.2 CERTIFICATE OF INCORPORATION AND BYLAWS. The Company has made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Company Entities, including all amendments thereto.

     2.3 CAPITALIZATION, ETC.

          (A) The authorized capital stock of the Company consists of: (i) 30,000,000 shares of Company Common Stock, of which 16,874,486 shares have been issued and are outstanding as of the date of this Agreement and (ii) 4,700,000 shares of Company Preferred Stock, none of which is issued and outstanding as of the date of this Agreement. Except as set forth in Part 2.3(a) (i) of the Company Disclosure Schedule, the Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no shares of Company Common Stock held by any of the other Company Entities. Except as set forth in
Part 2.3(a)(i) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Entity Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Company Entities is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

          (B) As of the date of this Agreement: (i) 1,842,352 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company's 2001 Equity Incentive Plan; and (ii) 51,833 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company's Non-Qualified Stock Option Plan. The Company Entities have no employee stock purchase plan, nor have the Company Entities ever had an employee stock purchase plan. (Options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company's stock option plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) are referred to in this Agreement as "COMPANY OPTIONS.") Part 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option;
(v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Company Option expires. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which any of the outstanding Company Options were issued, and the forms of all stock option agreements evidencing such options.

          (C) Except as set forth in Part 2.3(b) and Part 2.3(c) of the Company Disclosure Schedule there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Company Entities; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Company Entities; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which any of the Company Entities is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Company Entities.

          (D) All outstanding capital stock, options and other securities of the Company Entities have been issued and granted in all material respects in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

          (E) All of the outstanding shares of capital stock of the corporations identified in Part 2.1(a) (ii) of the Company Disclosure Schedule have been duly authorized and are validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

     2.4 SEC FILINGS; FINANCIAL STATEMENTS.

          (A) The Company has made available to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 2002, and all amendments thereto (the "COMPANY SEC DOCUMENTS"). Except as set forth in Part 2.4 of the Company Disclosure Schedule, all statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis. None of the Company's Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (B) The financial statements of the Company (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, except as noted in the Company Disclosure Schedule; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or on Part 2.4(b) of the Company Disclosure Schedule or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby.

          (C) The Company has timely filed all certifications and statements required by (x) Rule 13a-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Documents. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act.

          (D) The Company has in place internal controls over financial reporting that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and include policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorization of management and the advisors of the Company; and
(iii) provide reasonable assurance regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements.

          (E) Since January 1, 2002, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the board of directors of the Company or any committee thereof, other than ordinary course audits or review of accounting polices and practices or internal controls required by the Sarbanes-Oxley Act of 2002.

     2.5 ABSENCE OF CHANGES. Except as disclosed in Part 2.5 of the Company Disclosure Schedule, since December 31, 2004 through the date of this Agreement, the Company Entities have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect on the Company Entities, (ii) any damage, destruction, or loss (whether or not covered by insurance) with respect to any property of the Company Entities having a Material Adverse Effect on the Company Entities, (iii) any material change by the Company Entities in their accounting methods, principles, or practices, or (iv) any other action or event that would have required the consent of Parent pursuant to Section 4.2(b) of this Agreement had such action or event occurred after the date of this Agreement.

     2.6 TITLE TO ASSETS. The Company Entities own, and have good and valid title to, all assets purported to be owned by them, including: (i) all assets reflected on the Company Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business and other surplus property disposed of as described in Part 2.6 of the Company Disclosure Schedule, since the date of the Company Unaudited Interim Balance Sheet); and
(ii) all other assets reflected in the books and records of the Company Entities as being owned by the Company Entities. All of said assets are owned by the Company Entities free and clear of any Encumbrances, except for (1) any lien for current taxes not yet due and payable, (2) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Company Entities, and (3) liens described in Part 2.6 of the Company Disclosure Schedule.

     2.7 RECEIVABLES; CUSTOMERS; INVENTORIES.

          (A) All existing accounts receivable of the Company Entities (including those accounts receivable reflected on the Company Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Company Unaudited Interim Balance Sheet, and have not yet been collected) (i) represent valid obligations of customers of the Company Entities arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and, to the best of the Company's knowledge, will be collected in full when due, without any counterclaim or set off, subject to any allowance for bad debt on the Company Unaudited Interim Balance Sheet.

          (B) Part 2.7(b) of the Company Disclosure Schedule contains an accurate and complete list as of the date indicated thereon (which in no event shall be more than two calendar days prior to the date of this Agreement) of all outstanding loans and advances made by any of the Company Entities to any employee, director, consultant or independent contractor, other than routine travel advances made to employees in the ordinary course of business.

          (C) Part 2.7(c) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for (i) more than 10% of the consolidated gross revenues of the Company Entities in fiscal year 2004, or (ii) more than 10% of the consolidated gross revenues of the Company Entities in the fiscal quarter ended September 30, 2005. The Company has not received any notice or other communication (in writing or otherwise), and has not received any other information, indicating that any customer or other Person identified in Part 2.7(c) of the Company Disclosure Schedule may cease dealing with any of the Company Entities or may otherwise reduce the volume of business transacted by such Person with any of the Company Entities below historical levels.

          (D) The inventory of the Company Entities having a value reflected on the Company Unaudited Interim Balance Sheet was, and the current inventory (the "COMPANY INVENTORY") of the Company Entities is, properly valued in accordance with GAAP and is in usable and, in the case of finished goods, saleable, condition in the ordinary course of business at an amount not less than the amounts carried therein. The Company Inventory is not excessive and, taken as a whole, is adequate in relation to the current trading requirements of the business of each of the Company Entities, and none of the Company Inventory is obsolete, slow moving, unmarketable or inappropriate in relation to the current business of each of the Company Entities. The finished goods, work in progress, raw materials and other materials and supplies included in such Company Inventory are of a standard which is not lower than the generally accepted standard prevailing in the industries of which the business of each Company Entity forms a part.

     2.8 REAL PROPERTY; EQUIPMENT; LEASEHOLD. All material items of equipment and other tangible assets owned by or leased to the Company Entities are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company Entities in the manner in which such business is currently being conducted. Except as set forth in Part 2.8 of the Company Disclosure Schedule, none of the Company Entities own any real property or any interest in real property. Part 2.8 of the Company Disclosure Schedule contains an accurate and complete list of all the Company Entities' real property leases.

     2.9 INTELLECTUAL PROPERTY.

          (A) Products and Services. Part 2.9(a) of the Company Disclosure Schedule accurately identifies and describes each Company Product currently being designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by any of the Company Entities.

          (B) Registered IP. Part 2.9(b) of the Company Disclosure Schedule accurately identifies: (a) each item of Registered IP in which any of the Company Entities has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (b) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (c) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (d) each Company Product identified in Part 2.9(a) of the Company Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to Company Products currently under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP. The Company has provided to Parent complete and accurate copies of all applications, material correspondence with any Governmental Body, and other material documents related to each such item of Registered IP.

          (C) Inbound Licenses. Part 2.9(c) of the Company Disclosure Schedule accurately identifies: (a) each Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (other than non-exclusive licenses to third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Company Product and that is not otherwise material to the business of any of the Company Entities); and (b) whether the licenses or rights granted to the Company Entities in each such Contract are exclusive or non-exclusive.

          (D) Outbound Licenses. Part 2.9(d) of the Company Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP. Except for the Contracts identified on Part 2.9(d) of the Company Disclosure Schedule, none of the Company Entities are bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any of the Company Entities to use, exploit, assert, or enforce any Company IP anywhere in the world.

          (E) Royalty Obligations. Part 2.9(e) of the Company Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by any of the Company Entities to any other Person (other than sales commissions paid to employees according to the Company Entities' standard commissions plan) upon or for the manufacture, sale, or distribution of any Company Product or the use of any Company IP.

          (F) Standard Form IP Agreements. The Company has made available to Parent a complete and accurate copy of each standard form of Company IP Contract used by any of the Company Entities at any time since inception, including each standard form of (a) employee agreement containing any assignment or license of Intellectual Property Rights; (b) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; and (c) confidentiality or nondisclosure agreement. Part 2.9(f) of the Company Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent, including any agreement with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any Company Product or otherwise related to the business, research, or development of any of the Company Entities.

          (G) Ownership Free and Clear. The Company Entities exclusively own all right, title, and interest to and in the Company IP (other than Intellectual Property Rights exclusively licensed to the Company Entities, as identified in
Part 2.9(c) of the Company Disclosure Schedule) free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.9(d) of the Company Disclosure Schedule). Without limiting the generality of the foregoing:

               (I) Perfection of Rights. All documents and instruments necessary to establish, perfect, and maintain the rights of the Company Entities in the Company Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

               (II) Employees and Contractors. Each Person who is or was an employee or contractor of any of the Company Entities and who is or was involved in the creation or development of any Company Product or Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Company Product or Company IP to such Company Entity and confidentiality provisions protecting the Company IP. No current or former stockholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. To the knowledge of the Company, no employee of any of the Company Entities is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for any of the Company Entities or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of any of the Company Entities.

               (III) Government Rights. No funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

               (IV) Protection of Proprietary Information. Each of the Company Entities has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Company Entities or any Company Product. Without limiting the generality of the foregoing, no portion of the source code for any software ever owned or developed by any of the Company Entities and now used in its business has been disclosed or licensed to any escrow agent or other Person.

               (V) Past IP Dispositions. Except for the Contracts set forth on
Part 2.9(c) of the Company Disclosure Schedule, none of the Company Entities has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any material Intellectual Property Right to any other Person.

               (VI) Standards Bodies. None of the Company Entities is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any of the Company Entities to grant or offer to any other Person any license or right to any Company IP.

               (VII) Sufficiency. Except as set forth in Part 2.9(g) of the Company Disclosure Schedule, each of the Company Entities owns or otherwise has, and after the Closing will have, all Intellectual Property Rights needed to conduct its business as currently conducted.

          (H) Valid and Enforceable. To the knowledge of the Company, except as set forth on Part 2.9(h) of the Company Disclosure Schedule, all Company IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:

               (I) Misuse and Inequitable Conduct. None of the Company Entities has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company IP that is Registered IP.

               (II) Trademarks. To the knowledge of the Company, no material trademark or trade name owned, used, or applied for by any of the Company Entities conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or would reasonably be expected to result in, the abandonment of any material trademark (whether registered or unregistered) owned, used, or applied for by any of the Company Entities.

               (III) Legal Requirements and Deadlines. No Registered IP of any Company Entity has been abandoned or allowed to lapse such that the abandonment or lapse would constitute a breach of an agreement between a Company Entity and any third party. Part 2.9(h) (iii) of the Company Disclosure Schedule accurately identifies and describes as of the date of this Agreement each action, filing, and payment that must be taken or made on or before the date that is 120 calendar days after the date of this Agreement in order to maintain such item of Company IP in full force and effect.

               (IV) Interference Proceedings and Similar Claims. No interference, opposition, reissue, reexamination, or other Proceeding is or has been pending or, to the knowledge of the Company, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged. To the knowledge of the Company, there is no basis for a claim that any Company IP is invalid or unenforceable.

          (I) Third-Party Infringement of Company IP. To the knowledge of the Company, except as set forth on Part 2.9(i) of the Company Disclosure Schedule, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Part 2.9(i) of the Company Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Company Entities or any representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

          (J) Effects of This Transaction. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Company IP; (b) a breach of or default under any Company IP Contract; (c) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

          (K) No Infringement of Third Party IP Rights. To the knowledge of the Company, except as set forth in Part 2.9(k) of the Company Disclosure Schedule,
(a) none of the Company Entities has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition, (b) no Company Product, and no method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person, and (c) there is no legitimate basis for a claim that any of the Company Entities or any Company Product has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Company Product, or any method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any valid and enforceable Intellectual Property Right of, or contains any valid and enforceable Intellectual Property misappropriated from, any other Person.

          (L) Infringement Claims. No infringement, misappropriation, or similar claim or Proceeding is pending or, to the knowledge of the Company, threatened against any of the Company Entities or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by any of the Company Entities with respect to such claim or Proceeding. Except as set forth on Part 2.9(l) of the Company Disclosure Schedule, none of the Company Entities has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by any of the Company Entities, any of their employees or agents, or any Company Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property Right of another Person.

          (M) Other Infringement Liability. None of the Company Entities is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in the Company Entities' standard forms of Company IP Contracts or in Contracts otherwise identified in Part 2.9 of the Company Disclosure Schedule).

          (N) Infringement Claims Affecting In-Licensed IP. To the knowledge of the Company, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Company Entities is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (a) the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Company Entities, or (b) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Company Product.

          (O) The Company has no Company Privacy Policy.

          (P) The Company Entities do not maintain, or have other Persons maintain for any of the Company Entities, any electronic or other database containing (in whole or in part) Personal Data (the "COMPANY DATABASES").

          (Q) Each of the Company Entities has complied at all times and in all material respects with all of the Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data, or Personal Data.

          (R) Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), nor Parent's possession or use of the User Data or any data or information in the Company Databases, will result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy, User Data, or Personal Data.

     2.10 CONTRACTS. Part 2.10 of the Company Disclosure Schedule lists (i) all material contracts of the Company Entities (within the meaning of Item 601(10) of Regulation S-K) that have not been filed as exhibits to the Company SEC Documents; and (ii) all amendments to the Company Material Contracts (as defined below), whether or not such contracts were filed as exhibits to the Company SEC Documents, unless such amendments were also filed as exhibits to the Company SEC Documents. The contracts listed on Part 2.10 of the Company Disclosure

Schedule together with the contracts filed as exhibits to the Company SEC Documents are referred to collectively as the "COMPANY MATERIAL CONTRACTS". All Company Material Contracts, as amended pursuant to amendments filed as exhibits to the Company SEC Documents or listed on Part 2.10 of the Company Disclosure Schedule, have either expired or remain in full force and effect, in each case in accordance with their terms as stated in such documents. The Company Entities have not breached, or received in writing any claim or threat that they have breached, any of the terms and conditions of any Company Material Contract in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from the Company Entities under any Company Material Contract, and the Company Entities are not aware of the existence of a material breach of a Company Material Contract by any other party thereto. The Company Entities are not engaged, and has not agreed to engage, in any discussions related to the material amendment of any Company Material Contract.

     2.11 FDA AND REGULATORY MATTERS.

          (A) Except as set forth in Part 2.11 of the Company Disclosure Schedule, (i) with respect to the Company Products and, to the extent applicable, any currently under development (A) the Company Entities have obtained all necessary and applicable approvals, clearances, authorizations, licenses and registrations required by the United States or foreign governments or government agencies, to permit the design, development, manufacture, labeling, sale, distribution and promotion of the Company Products in jurisdictions where it currently conducts such activities (the "ACTIVITIES TO DATE") with respect to each Company Product (collectively, the "COMPANY LICENSES"), except where the failure to hold such Company Licenses has not been material to the Company Entities and would not reasonably be expected to be material to the Company Entities; (B) the Company Entities are in material compliance with all terms and conditions of each Company License and with all applicable laws pertaining to the Activities to Date with respect to each Company Product which is not required to be the subject of a Company License;
(C) the Company Entities are in compliance in all material respects with all Legal Requirements regarding registration, license, certification for each site at which a Company Product is manufactured, labeled, sold, or distributed; and
(D) to the extent any Company Product has been exported from the United States, the Company or, as applicable, a subsidiary of the Company exporting such Company Product, has exported such Company Product in compliance in all material respects with all Legal Requirements, and (ii) the Company Entities are in compliance in all material respects with all applicable reporting requirements for all Company Licenses or plant registrations described in clause (i) above.

          (B) The Company Entities are in material compliance with all FDA and non-United States equivalent agencies and similar state and local laws applicable to the maintenance, compilation and filing of reports, including medical device reports, with regard to the Company Products. Part 2.11(b) of the Company Disclosure Schedule sets forth a list of all applicable adverse event reports related to the Company Products, including any Medical Device Reports (as defined in 21 CFR 803).

          (C) Since January 1, 2000, none of the Company Entities has received any written notice or other written communication from the FDA or any other Governmental Body

(i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Company Products or (ii) otherwise alleging any violation of any laws by any of the Company Entities with respect to any Company Product.

          (D) There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken (or, to the knowledge of the Company, threatened) by the FDA or any other Governmental Body with respect to any of the Company Products, including any facilities where any such Company Products are produced, processed, packaged or stored and none of the Company Entities has within the last three (3) years, either voluntarily or at the request of any Governmental Body, initiated or participated in a recall of any Company Product or provided post-sale warnings regarding any Company Product.

          (E) All filings with and submissions to the FDA and any corollary entity in any other jurisdiction made by any of the Company Entities with regard to the Company Products, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

     2.12 LIABILITIES. None of the Company Entities has any accrued, contingent or other Liabilities of any nature, either matured or unmatured, except for: (a) Liabilities identified as such in the Company Unaudited Interim Balance Sheet or the notes thereto; (b) Liabilities that have been incurred by the Company Entities since the date of the Company Unaudited Interim Balance Sheet in the ordinary course of business, consistent with past practices; (c) Liabilities incurred under this Agreement and the other agreements contemplated hereby; (d) Liabilities described in Part 2.12 of the Company Disclosure Schedule; and (e) other immaterial Liabilities that in the aggregate are not material.

     2.13 COMPLIANCE WITH LEGAL REQUIREMENTS. Since January 1, 2000, each of the Company Entities has complied in all material respects with all applicable Legal Requirements. Since January 1, 2000, none of the Company Entities has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply in all material respects with, any Legal Requirement.

     2.14 CERTAIN BUSINESS PRACTICES. None of the Company Entities nor, to the knowledge of the Company, any director, officer, agent or employee of any of the Company Entities has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     2.15 GOVERNMENTAL AUTHORIZATIONS.

          (A) The Company Entities hold all material Governmental Authorizations necessary to enable the Company Entities to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Company Entity is in substantial compliance with the terms and requirements of such Governmental Authorizations. None of the Company Entities has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. No Governmental Body has at any time since January 1, 2000, challenged in writing the right of any of the Company Entities to design, manufacture, offer or sell any of its products or services.

     2.16 TAX MATTERS.

          (A) Each of the Company Entities has filed all material Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Legal Requirements. All Taxes due and owing by each of the Company Entities (whether or not shown on any Tax Return) have been paid. None of the Company Entities is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company Entities do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the Company Entities.

          (B) Each of the Company Entities has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (C) To the knowledge of the Company, no additional Taxes will be assessed for any period for which Tax Returns have been filed. No Proceedings relating to Taxes are pending or being conducted with respect to any of the Company Entities. No Proceedings relating to Taxes are pending or being conducted with respect to any of the Company Entities. None of the Company Entities has received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against any of the Company Entities.

          (D) Part 2.16(d) of the Company Disclosure Schedule lists all income and other material Tax Returns filed with respect to each of the Company Entities for taxable periods ended on or after January 1, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are subject to audit. The Company has made available to Parent correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company Entities.

          (E) None of the Company Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (F) None of the Company Entities is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. None of the Company Entities is a party to or bound by any Tax allocation or sharing agreement. Each of the Company Entities has (A) not been a member of an "Affiliated Group" filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) no Liability for the Taxes of any Person (other than such Company Entities) under regulation 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (G) The unpaid Taxes of the Company Entities (A) did not, as of the date of the Company Unaudited Interim Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Unaudited Interim Balance Sheet, and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Entities in filing their Tax Returns. Since the date of the Company Unaudited Interim Balance Sheet, none of the Company Entities has incurred any liability for Taxes arising from extraordinary gains or losses, determined in accordance with GAAP, outside the ordinary course of business and inconsistent with past custom and practice.

          (H) None of the Company Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (A) change in method of accounting for taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

          (I) None of the Company Entities has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code.

          (J) Except as disclosed in Section 2.16(j) of the Company Disclosure Schedule, no Company Option, Company Employee Plan or Company Contract violates or is otherwise subject to Section 409A of the Code. All of the Company Options and stock appreciation rights that were granted after October 3, 2004, or which vest or vested (in whole or in part) after December 31, 2004, have (or, if already terminated, had) an exercise price that was not less than the fair market value of the underlying stock as of the date such option or right was granted. The Company Entities are not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of the Tax imposed by Section 409A(a)(1)(B) of the Code.

          (K) None of the Company Entities has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in (i) any "reportable transaction" within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, (ii) any "confidential corporate tax shelter" within the meaning of
Section 6111 of the Code and the Treasury Regulations thereunder, or (iii) any "potentially abusive tax shelter" within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder.

          (L) The amount of the Company Entities' consolidated net operating loss carryovers, consolidated capital loss carryovers and general business credit carryovers as of December 31, 2004 are listed in Section 2.16(l) of the Company Disclosure Schedule. The Company Entities have no net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated by this Agreement).

     2.17 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

          (A) Part 2.17(a) of the Company Disclosure Schedule accurately sets forth, with respect to each employee of each of the Company Entities (including any employee of any of the Company Entities who is on a leave of absence or on layoff status):

               (I) the name of such employee, the Company Entity by which such employee is employed and the date as of which such employee was originally hired by such Company Entity;

               (II) such employee's title;

               (III) the aggregate dollar amount of the compensation (including wages, salary, commissions, director's fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the applicable Company Entity with respect to services performed in 2004, and services performed through September 30, 2005; and

               (IV) such employee's annualized compensation as of the date of this Agreement.

          (B) Part 2.17(b) of the Company Disclosure Schedule accurately identifies each former employee of any of the Company Entities who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits

(whether from any of the Company Entities or otherwise) relating to such former employee's employment with any of the Company Entities; and Part 2.17(b) of the Company Disclosure Schedule accurately describes such benefits.

          (C) Except as set forth in Part 2.17(c) of the Company Disclosure Schedule, the employment of each of the Company Entities' employees is terminable by the applicable Company Entity at will. The Company has made available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of each of the Company Entities.

          (D) [Intentionally omitted.]

          (E) Part 2.17(e) of the Company Disclosure Schedule accurately sets forth, with respect to each independent contractor of each of the Company Entities working for such Company Entity on or after January 1, 2000:

               (I) the name of such independent contractor, the Company Entity with which such independent contractor is contracted and the date as of which such independent contractor was originally hired by such Company Entity;

               (II) a description of such independent contractor duties and responsibilities;

               (III) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the applicable Company Entity with respect to services performed in 2004, and services performed through September 30, 2005; and

               (IV) the terms of compensation of such independent contractor.

          (F) Except as set forth in Part 2.17(f) of the Company Disclosure Schedule, none of the Company Entities is a party to or bound by, and since January 1, 2000, none of the Company Entities has ever been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.

          (G) None of the Company Entities is or has ever been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any of the Company Entities or any of their employees. There is not now pending, and no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and to the knowledge of the Company, no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

          (H) None of the current or former independent contractors of any of the Company Entities who has worked for the Company Entities on or after January 1, 2000, could properly be reclassified as an employee. There are not, and at no time since January 1, 2000 have been, any independent contractors who have provided services to any of the Company Entities or any Company Affiliate for a period of six consecutive months or longer. Since January 1, 2000, none of the Company Entities has ever had any temporary or leased employees, other than temporary employees provided through temporary agencies that were used no more than two consecutive business weeks or for more than 30 total days. No independent contractor of the Company is eligible to participate in any Company Employee Plan.

          (I) Part 2.17(i) of the Company Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement. None of the Company Entities intends nor have any of them committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

          (J) The Company has made available to Parent: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan;
(iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to any of the Company Entities or any Company Affiliate that would cause the Company Entities to incur a material liability that is not accrued on the Company Unaudited Interim Balance Sheet; (vii) all correspondence to or from any Governmental Body relating to any Company Employee Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of any of the Company Entities or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

          (K) Each of the Company Entities and Company Affiliates have performed all obligations required to be performed by them under each Company Employee Plan and are not in default or violation of, and the Company does not have knowledge of any default or violation by any other party to, the terms of any Company Employee Plan, and each Company Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no claims or Proceedings pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company Entities or any Company Affiliate (other than ordinary administration expenses). There are no audits, inquiries or Proceedings pending or, to the knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Body with respect to any Company Employee Plan. None of the Company Entities nor any Company Affiliate has ever incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each of the Company Entities and Company Affiliates have made all contributions and other payments required by and due under the terms of each Company Employee Plan.

          (L) None of the Company Entities nor any Company Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; or (ii) "multiemployer plan" within the meaning of Section (3)(37) of ERISA. None of the Company Entities nor any Company Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Company Pension Plan in which stock of any of the Company Entities or any Company Affiliate is or was held as a plan asset. The Company Entities have no, and have never had, any Foreign Plan.

          (M) Except as disclosed in Part 2.17(m) of the Company Disclosure Schedule, no Company Employee Plan provides (except at no cost to the Company Entities or any Company Affiliate), or reflects or represents any liability of any of the Company Entities or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Company Entities or any Company Affiliate, none of the Company Entities nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

          (N) Except as set forth in Part 2.17(n) of the Company Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

          (O) Except as set forth in Part 2.17(o) of the Company Disclosure Schedule, each of the Company Entities and Company Affiliates: (i) are, and at all times have been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the knowledge of the Company, threatened or reasonably anticipated claims or Proceedings against any of the Company Entities or any Company Affiliate under any worker's compensation policy or long-term disability policy.

          (P) To the knowledge of the Company, no stockholder nor any Company Employee is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person's efforts to promote the interests of the Company Entities or that would interfere with the businesses of the Company Entities or any Company Affiliate. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Company Entities or any Company Affiliate as presently conducted nor any activity of such stockholder or Company Employees in connection with the carrying on of the business of the Company Entities or any Company Affiliate as presently conducted will, to the knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such stockholders or Company Employees is now bound.

     2.18 ENVIRONMENTAL MATTERS. Each of the Company Entities (i) is in compliance in all material respects with all applicable Environmental Laws and
(ii) possesses all material permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance in all material respects with the terms and conditions thereof. None of the

Company Entities has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, Employee or otherwise, that alleges that any of the Company Entities is not in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Company Entities with any Environmental Law in the future. To the knowledge of the Company, (a) all property that is leased to, controlled by or used by any of the Company Entities, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by any of the Company Entities contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to, controlled by or used by any of the Company Entities contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed. No Company Entity has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take "removal" or "remedial' action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

     2.19 INSURANCE. The Company has made available to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company Entities. Each of such insurance policies is in full force and effect. None of the Company Entities has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy,
(b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Part 2.19 of the Company Disclosure Schedule, there is no pending workers' compensation or other claim under or based upon any insurance policy of any of the Company Entities.

     2.20 TRANSACTIONS WITH AFFILIATES. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, between the date of the Company's last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 2.20 of the Company Disclosure Schedule identifies each Person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

     2.21 LEGAL PROCEEDINGS; ORDERS.

          (A) Except as set forth in Part 2.21 of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Company Entities or any of the assets owned or used by any of the Company Entities; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the


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

Combination or any of the other transactions contemplated by this Agreement. Except as set forth in Part 2.21 of the Company Disclosure Schedule, to the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

          (B) There is no order, writ, injunction, judgment or decree to which any of the Company Entities, or any of the assets owned or used by any of the Company Entities, is subject. To the knowledge of the Company, no officer or key employee of any of the Company Entities is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Company Entities.

     2.22 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) has (a) unanimously approved this Agreement and declared that it is advisable and in the best interests of the Company's stockholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company, (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for adoption by the Company's stockholders at the Company Stockholders' Meeting (as defined in Section 5.2), and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Combination or any of the other transactions contemplated by this Agreement. This Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Company Stockholder Voting Agreements, the Board of Directors of the Company approved the Company Stockholder Voting Agreements and the transactions contemplated thereby. No state takeover statute or similar Legal Requirement applies or purports to apply to the Combination, this Agreement or any of the transactions contemplated hereby.

     2.23 NO EXISTING DISCUSSIONS. None of the Company Entities, and no Representative of any of the Company Entities, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Company Acquisition Proposal.

     2.24 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting (the "REQUIRED COMPANY STOCKHOLDER VOTE") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

     2.25 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.25 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement by the Company, nor (2) the consummation by the Company of the Combination or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (A) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Company Entities, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Company Entities;

          (B) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Combination or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Company Entities, or any of the assets owned or used by any of the Company Entities, is subject;

          (C) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Company Entities or that otherwise relates to the business of any of the Company Entities or to any of the assets owned or used by any of the Company Entities;

          (D) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Entity Contract that constitutes a Company Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Entity Contract,
(ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Entity Contract, (iii) accelerate the maturity or performance of any such Company Entity Contract, or (iv) cancel, terminate or modify any term of such Company Entity Contract; or

          (E) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Company Entities (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Company Entities).

          (F) Except as may be required by the Exchange Act, the DGCL and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus), none of the Company Entities was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement by the Company, or (y) the consummation by the Company of the Combination or any of the other transactions contemplated by this Agreement.

     2.26 FAIRNESS OPINION. The Company's board of directors has received the written opinion of The Spartan Group, LLC, financial advisor to the Company, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to the stockholders of the Company from a financial point of view. The Company has furnished an accurate and complete copy of said written opinion to Parent.

     2.27 FINANCIAL ADVISOR. Except for The Spartan Group, LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Combination or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Company Entities. The total of all fees, commissions and other amounts that may become payable to The Spartan Group, LLC by the Company if the Combination is consummated will not exceed $500,000. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of The Spartan Group, LLC.

     2.28 FULL DISCLOSURE.

          (A) This Agreement (including the Company Disclosure Schedule) does not, and the certificate referred to in Section 7.4(d) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

          (B) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders' Meeting or the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus (other than information provided by Parent, as to which no representation or warranty is made) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND LLC

     Parent, Merger Sub and LLC represent and warrant to the Company as follows:

     3.1 SUBSIDIARIES; DUE ORGANIZATION; CERTIFICATE OF INCORPORATION AND BYLAWS. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent, Merger Sub and LLC has all necessary corporate power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound. Each of the Parent Entities is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for those jurisdictions where such failure to so qualify would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Parent has made available to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent, including all amendments thereto.

     3.2 CAPITALIZATION, ETC.

          (A) The authorized capital stock of Parent consists of: (i) 70,000,000 shares of Parent Common Stock, of which 44,629,445 shares have been issued and are outstanding as of the date of this Agreement; and 30,000,000 shares of Preferred Stock, none of which is issued and outstanding as of the date of this Agreement. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Parent is under no obligation pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock.

          (B) As of the date of this Agreement: (i) no shares of Parent Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under Parent's 2004 Equity Incentive Plan; (ii) 111,250 shares of Parent Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under Parent's 2000 Stock Option Plan; and (iii) 13,000 shares of Parent Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under Parent's 2001 Stock Option Plan. (Options to purchase shares of Parent Common Stock (whether granted by Parent pursuant to Parent's stock option plans, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted) are referred to in this Agreement as "PARENT OPTIONS.") Part 3.2(b) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such Parent Option was granted; (ii) the name of the optionee;
(iii) the number of shares of Parent Common Stock subject to such Parent Option;
(iv) the exercise price of such Parent Option; (v) the date on which such Parent Option was granted; (vi) the applicable vesting schedule, and the extent to which such Parent Option is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Parent Option expires. Parent has made available to the Company accurate and complete copies of all stock option plans pursuant to which any of the outstanding Parent Options were issued, and the forms of all stock option agreements evidencing such options.

          (C) Except as set forth in Part 3.2(c) of the Parent Disclosure Schedule there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or
(iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent.

          (D) All outstanding capital stock, options and other securities of the Parent Entities have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

          (E) All of the outstanding shares of capital stock of the Subsidiaries of Parent have been duly authorized and are validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by Parent, free and clear of any Encumbrances.

     3.3 SEC FILINGS; FINANCIAL STATEMENTS.

          (A) Parent has made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by Parent with the SEC since January 1, 2002 (the "PARENT SEC DOCUMENTS"). All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (B) The consolidated financial statements contained in the Parent SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

          (C) Parent has timely filed all certifications and statements required by (x) Rule 13a-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the

Sarbanes-Oxley Act of 2002) with respect to any Parent SEC Documents. Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act.

          (D) Parent has in place internal controls over financial reporting that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and include policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately reflect the transactions and dispositions of the assets of Parent; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorization of management and the advisors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of Parent that could have a material effect on the financial statements.

          (E) Since January 1, 2002, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Parent, the board of directors of Parent or any committee thereof, other than ordinary course audits or review of accounting polices and practices or internal controls required by the Sarbanes-Oxley Act of 2002.

     3.4 ABSENCE OF CERTAIN CHANGES. Since December 31, 2004 through the date of this Agreement, the Parent Entities have conducted their business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect on the Parent Entities,
(ii) any damage, destruction, or loss (whether or not covered by insurance) with respect to any property of the Parent Entities having a Material Adverse Effect on the Parent Entities, (iii) any material change by the Parent Entities in their accounting methods, principles, or practices, or (iv) except as disclosed in Schedule 3.4 of the Parent Disclosure Schedule, any other action or event that would have required the consent of the Company pursuant to Section 4.2(b) of this Agreement had such action or event occurred after the date of this Agreement.

     3.5 TITLE TO ASSETS. The Parent Entities own, and have good and valid title to, all assets purported to be owned by them, including: (i) all assets reflected on the Parent Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Parent Unaudited Interim Balance Sheet); and (ii) all other assets reflected in the books and records of the Parent Entities as being owned by the Parent Entities. All of said assets are owned by the Parent Entities free and clear of any Encumbrances, except for (1) any lien for current taxes not yet due and payable, (2) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Parent Entities, and (3) liens described in Part 3.5 of the Parent Disclosure Schedule.

     3.6 CONTRACTS. Part 3.6 of the Parent Disclosure Schedule lists (i) all material contracts of the Parent Entities (within the meaning of Item 601(10) of Regulation S-K) that have not been filed as exhibits to the Parent SEC Documents; and (ii) all amendments to the Parent Material Contracts (as defined below), whether or not such contracts were filed as exhibits to the Parent SEC Documents, unless such amendments were also filed as exhibits to the Parent SEC Documents. The contracts listed on Part 3.6 of the Parent Disclosure Schedule together with the contracts filed as exhibits to the Parent SEC Documents are referred to collectively as the "PARENT MATERIAL CONTRACTS". All Parent Material Contracts, as amended pursuant to amendments filed as exhibits to the Parent SEC Documents or listed on Part 3.9 of the Parent Disclosure Schedule, have either expired or remain in full force and effect, in each case in accordance with their terms as stated in such documents. The Parent Entities have not breached, or received in writing any claim or threat that they have breached, any of the terms and conditions of any Parent Material Contract in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from the Parent Entities under any Parent Material Contract, and Parent is not aware of the existence of a material breach of a Parent Material Contract by any other party thereto. The Parent Entities are not engaged, and have not agreed to engage, in any discussions related to the material amendment of any Parent Material Contract.

     3.7 FDA AND REGULATORY MATTERS.

          (A) Except as set forth in Part 3.7 of the Parent Disclosure Schedule,
(i) with respect to the Parent Products and, to the extent applicable, any currently under development (A) the Parent Entities have obtained all necessary and applicable approvals, clearances, authorizations, licenses and registrations required by the United States or foreign governments or government agencies, to permit the design, development, manufacture, labeling, sale, distribution and promotion of Parent Products in jurisdictions where they currently conduct such activities (the "PARENT ACTIVITIES TO DATE") with respect to each Parent Product (collectively, the "PARENT LICENSES"), except where the failure to hold such Parent Licenses has not been material to the Parent Entities and would not reasonably be expected to be material to the Parent Entities; (B) the Parent Entities are in material compliance with all terms and conditions of each Parent License and with all applicable laws pertaining to the Parent Activities to Date with respect to each Parent Product which is not required to be the subject of a Parent License; (C) the Parent Entities are in compliance in all material respects with all Legal Requirements regarding registration, license, certification for each site at which a Parent Product is manufactured, labeled, sold, or distributed; and (D) to the extent any Parent Product has been exported from the United States, Parent or, as applicable, a subsidiary of Parent exporting such Parent Product, has exported such Parent Product in compliance in all material respects with all Legal Requirements, and (ii) the Parent Entities are in compliance in all material respects with all applicable reporting requirements for all Parent Licenses or plant registrations described in clause
(i) above.

          (B) The Parent Entities are in material compliance with all FDA and non-United States equivalent agencies and similar state and local laws applicable to the maintenance, compilation and filing of reports, including medical device reports, with regard to the Products. Part 3.7(b) of the Parent Disclosure Schedule sets forth a list of all applicable adverse event reports related to the Parent Products, including any Medical Device Reports (as defined in 21 CFR 803).

          (C) Since January 1, 2000, the Parent Entities have not received any written notice or other written communication from the FDA or any other Governmental Body (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Parent Products or (ii) otherwise alleging any violation of any laws by Parent with respect to any Parent Products.

          (D) There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken (or, to the knowledge of Parent, threatened) by the FDA or any other Governmental Body with respect to any of Parent Products, including any facilities where any such Parent Products are produced, processed, packaged or stored and has within the last three (3) years, either voluntarily or at the request of any Governmental Body, initiated or participated in a recall of any Parent Product or provided post-sale warnings regarding any Parent Product.

          (E) All filings with and submissions to the FDA and any corollary entity in any other jurisdiction made by the Parent Entities with regard to Parent Products, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

     3.8 LIABILITIES. None of the Parent Entities has any accrued, contingent or other Liabilities of any nature, either matured or unmatured, except for: (a) Liabilities identified as such in the Parent Unaudited Interim Balance Sheet or the notes thereto; (b) Liabilities that have been incurred by the Parent Entities since the date of the Parent Unaudited Interim Balance Sheet in the ordinary course of business, consistent with past practices; (c) Liabilities incurred under this Agreement and the other agreements contemplated hereby; (d) Liabilities described in Part 3.8 of the Parent Disclosure Schedule; and (e) other immaterial Liabilities that in the aggregate are not material.

     3.9 COMPLIANCE WITH LEGAL REQUIREMENTS. Since January 1, 2000, the Parent Entities are in compliance in all material respects with all applicable Legal Requirements. Since January 1, 2000, the Parent Entities have not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply in all material respects with, any Legal Requirement.

     3.10 CERTAIN BUSINESS PRACTICES. Neither the Parent Entities nor, to the knowledge of Parent, any director, officer, agent or employee of the Parent Entities has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     3.11 GOVERNMENTAL AUTHORIZATIONS. The Parent Entities hold all material Governmental Authorizations necessary to enable the Parent Entities to conduct their business in the manner in which such business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect. The Parent Entities are in substantial compliance with the terms and requirements of such Governmental Authorizations. The Parent Entities have not received any notice or other communication from any Governmental Body regarding
(a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. No Governmental Body has at any time since January 1, 2000, challenged in writing the right of the Parent Entities to design, manufacture, offer or sell any of their products or services.

     3.12 TAX MATTERS.

          (A) Each of the Parent Entities has filed all Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Legal Requirements. All Taxes due and owing by each of the Parent Entities (whether or not shown on any Tax Return) have been paid. None of the Parent Entities is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Parent Entities do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the Parent Entities.

          (B) Each of the Parent Entities has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (C) No director or officer (or employee responsible for Tax matters) of any of the Parent Entities expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No Proceedings relating to Taxes are pending or being conducted with respect to any of the Parent Entities. None of the Parent Entities has received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against any of the Parent Entities.

          (D) Part 3.12(d) of the Parent Disclosure Schedule lists all income and other material Tax Returns filed with respect to each of the Parent Entities for taxable periods ended on or after January 1, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are subject to audit. Parent has made available to the Company correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Parent Entities.

          (E) None of the Parent Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (F) None of the Parent Entities is a party to any Contract that has resulted or would reasonable be expected to result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law). Parent has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. None of the Parent Entities is a party to or bound by any Tax allocation or sharing agreement. Each of the Parent Entities has (A) not been a member of an "Affiliated Group" filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (B) no Liability for the Taxes of any Person (other than such Parent Entities) under regulation 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (G) The unpaid Taxes of the Parent Entities (A) did not, as of the date of the Parent Unaudited Interim Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Parent Unaudited Interim Balance Sheet, and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Parent Entities in filing their Tax Returns. Since the date of the Parent Unaudited Interim Balance Sheet, none of the Parent Entities has incurred any liability for Taxes arising from extraordinary gains or losses, determined in accordance with GAAP, outside the ordinary course of business.

          (H) None of the Parent Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (A) change in method of accounting for taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

          (I) None of the Parent Entities has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code.


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

     3.13 ENVIRONMENTAL MATTERS. The Parent Entities (i) are in compliance in all material respects with all applicable Environmental Laws, and (ii) possess all material permits and other Governmental Authorizations required under applicable Environmental Laws, and are in compliance in all material respects with the terms and conditions thereof. The Parent Entities have not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Parent Entities are not in compliance with any Environmental Law, and, to the knowledge of Parent, there are no circumstances that may prevent or interfere with the compliance by the Parent Entities with any Environmental Law in the future. To the knowledge of Parent, (a) all property that is leased to, controlled by or used by the Parent Entities, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by the Parent Entities contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to, controlled by or used by the Parent Entities contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed. The Parent Entities have never sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take "removal" or "remedial' action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up the site.

     3.14 INSURANCE. Parent has made available to the Company a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Parent Entities. Each of such insurance policies is in full force and effect. The Parent Entities have not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy,
(b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Part 3.17 of the Parent Disclosure Schedule, there is no pending workers' compensation or other claim under or based upon any insurance policy of the Parent Entities.

     3.15 TRANSACTIONS WITH AFFILIATES. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, between the date of Parent's last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     3.16 LEGAL PROCEEDINGS; ORDERS.

          (A) Except as set forth on the Parent Disclosure Schedule, as of the date of this Agreement, there is no pending Legal Proceeding, and (to the knowledge of Parent) no Person has threatened to commence any Legal Proceeding:
(i) that involves the Parent Entities or any of the assets owned or used by the Parent Entities; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Combination or any of the other transactions contemplated by this Agreement. To the knowledge of Parent, as of the


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

date of this Agreement, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

          (B) There is no material order, writ, injunction, judgment or decree to which the Parent Entities, or any of the assets owned or used by the Parent Entities, is subject. To the knowledge of Parent, no officer or key employee of the Parent Entities is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Parent Entities.

     3.17 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Parent (at a meeting duly called and held) has (a) unanimously determined that the Combination is advisable and fair and in the best interests of Parent and its stockholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by Parent and unanimously approved the Combination, and (c) unanimously recommended the adoption of this Agreement by the holders of Parent Common Stock and directed that this Agreement and the Merger be submitted for consideration by Parent's stockholders at the Parent Stockholders' Meeting (as defined in Section 5.3). This Agreement constitutes the legal, valid and binding obligations of Parent, enforceable against Parent in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.18 NO EXISTING DISCUSSIONS. No Parent Entities, and no Representative of the Parent Entities, are engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Parent Acquisition Proposal.

     3.19 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Parent Common Stock outstanding on the record date for the Parent Stockholders' Meeting entitled to vote and present either in person or proxy at the Parent Stockholders' Meeting (the "REQUIRED PARENT STOCKHOLDER VOTE") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the issuance of Parent Common Stock in the Merger.

     3.20 NON-CONTRAVENTION; CONSENTS. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement by Parent, nor (2) the consummation by Parent of the Combination or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (A) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Parent, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent;

          (B) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Combination or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Parent Entities, or any of the assets owned or used by the Parent Entities, is subject;

          (C) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Parent Entities or that otherwise relates to the business of any of the Parent Entities or to any of the assets owned or used by the Parent Entities;

          (D) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Contract that constitutes a Parent Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Parent Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Parent Contract, (iii) accelerate the maturity or performance of any such Parent Contract, or (iv) cancel, terminate or modify any term of such Parent Contract; or

          (E) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Parent Entities (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Parent Entities).

          (F) Except as may be required by the Exchange Act, the DGCL, or regulation and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus), the Parent Entities were not, are or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement by the Parent Entities, or (y) the consummation by Parent of the Combination or any of the other transactions contemplated by this Agreement.

     3.21 FULL DISCLOSURE.

          (A) This Agreement (including the Parent Disclosure Schedule) does not, and the certificate referred to in Section 8.3(b) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

          (B) None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders' Meeting or the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

     3.22 FAIRNESS OPINION. Parent's board of directors has received the written opinion of Asante Partners LLC, financial advisor to Parent, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to Parent from a financial point of view. Parent has furnished an accurate and complete copy of said written opinion to the Company.

     3.23 VALID ISSUANCE. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     3.24 RECEIVABLES; CUSTOMERS; INVENTORIES.

          (A) All existing accounts receivable of the Parent Entities (including those accounts receivable reflected on the Parent Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Parent Unaudited Interim Balance Sheet, and have not yet been collected) (i) represent valid obligations of customers of the Parent Entities arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and, to the best of Parent's knowledge, will be collected in full when due, without any counterclaim or set off.

          (B) Part 3.24(b) of the Parent Disclosure Schedule contains an accurate and complete list as of the date indicated thereon (which in no event shall be more than two calendar days prior to the date of this Agreement) of all outstanding loans and advances made by any of the Parent Entities to any employee, director, consultant or independent contractor, other than routine travel advances made to employees in the ordinary course of business.

          (C) Part 3.24(c) of the Parent Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for (i) more than 10% of the consolidated gross revenues of the Parent Entities in fiscal year 2004, or (ii) more than 10% of the consolidated gross revenues of the Parent Entities in the fiscal quarter ended September 30, 2005. Parent has not received any notice or other communication (in writing or otherwise), and has not received any other


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

information, indicating that any customer or other Person identified in Part 3.24(c) of the Parent Disclosure Schedule may cease dealing with any of the Parent Entities or may otherwise reduce the volume of business transacted by such Person with any of the Parent Entities below historical levels.

          (D) The inventory of the Parent Entities reflected on the balance sheet forming a part of the Parent SEC Documents was, and the current inventory (the "PARENT INVENTORY") of the Parent Entities is, in usable and saleable condition in the ordinary course of business and in the case of inventory reflected on such balance sheet at an amount not less than the amounts carried therein. The Parent Inventory is not excessive and is adequate in relation to the current trading requirements of the business of each of the Parent Entities, and none of the Parent Inventory is obsolete, slow moving, unmarketable or inappropriate or of limited value in relation to the current business of each of the Parent Entities. The finished goods, work in progress, raw materials and other materials and supplies included in such Parent Inventory are of a standard which is not lower than the generally accepted standard prevailing in the industries of which the business of each Parent Entity forms a part.

     3.25 REAL PROPERTY; EQUIPMENT; LEASEHOLD. All material items of equipment and other tangible assets owned by or leased to the Parent Entities are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Parent Entities in the manner in which such business is currently being conducted. Except as set forth in Part 3.25 of the Parent Disclosure Schedule, none of the Parent Entities own any real property or any interest in real property. Part 3.25 of the Parent Disclosure Schedule contains an accurate and complete list of all the Parent Entities' real property leases.

     3.26 INTELLECTUAL PROPERTY. To the knowledge of Parent, except as set forth on Part 3.26 of the Parent Disclosure Schedule, (a) all Parent IP is valid, subsisting, and enforceable, (b) no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Parent IP, and (c) none of the Parent Entities has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person. No infringement, misappropriation, or similar claim or Proceeding is pending or, to the knowledge of Parent, threatened against any of the Parent Entities or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by any of the Parent Entities with respect to such claim or Proceeding. None of the Parent Entities has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by any of the Parent Entities, any of their employees or agents, or any Parent Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Parent obtain a license to any Intellectual Property Right of another Person.

     3.27 FINANCIAL ADVISOR. Except for Asante Partners LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Combination or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Parent Entities. The total of all fees,


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

commissions and other amounts that may become payable to Asante Partners LLC by the Parent if the Combination is consummated will not exceed $500,000.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY AND PARENT

     4.1 ACCESS AND INVESTIGATION.

          (A) During the period from the date of this Agreement through the Effective Time (the "PRE-CLOSING PERIOD"), the Company shall, and shall cause the respective Representatives of the Company Entities to: (i) provide Parent and Parent's Representatives with reasonable access to the Company Entities' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company Entities; and (ii) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company Entities, and with such additional financial, operating and other data and information regarding the Company Entities, as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of: (A) all material operating and financial reports prepared by the Company Entities for the Company's senior management, including (1) copies of the unaudited monthly consolidated balance sheets of the Company Entities and the related unaudited monthly consolidated statements of operations, statements of stockholders' equity and statements of cash flows and
(2) copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for the Company's senior management; (B) any written materials or communications sent by or on behalf of the Company to its stockholders; (C) any material notice, document or other communication sent by or on behalf of any of the Company Entities to any party to any Company Entity Contract or sent to any of the Company Entities by any party to any Company Entity Contract (other than any communication that relates solely to routine commercial transactions between a Company Entity and the other party to any such Company Entity Contract and that is of the type sent in the ordinary course of business and consistent with past practices); (D) any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Company Entities in connection with the Combination or any of the other transactions contemplated by this Agreement; and (E) any material notice, report or other document received by any of the Company Entities from any Governmental Body.

          (B) During the Pre-Closing Period, Parent shall, and shall cause the respective Representatives of Parent to: (i) provide the Company and the Company's Representatives with reasonable access to Parent's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Parent; and (ii) provide the Company and the Company's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to Parent, and with such additional financial, operating and other data and information regarding Parent, as Company may reasonably request.

     4.2 OPERATION OF THE BUSINESSES.

          (A) During the Pre-Closing Period, except as may be consented to in writing by the other party hereto: (i) each of Parent and the Company shall ensure that it and its Subsidiaries conducts their respective business and operations (A) in the ordinary course and in accordance with past practices and
(B) in compliance with all applicable Legal Requirements and the requirements of all Contracts; (ii) each of Parent and the Company shall use all reasonable efforts to ensure that it and its Subsidiaries preserve intact their respective current business organization, and maintain their respective relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Company Entities; (iii) each of Parent and the Company shall keep in full force all insurance policies; (iv) each of Parent and the Company shall cause to be provided all notices, assurances and support required by any Contract to which it or its Subsidiaries is a party relating to any Intellectual Property or Intellectual Property Right in order to preserve its rights in such Intellectual Property, and (v) each of Parent and the Company shall promptly notify the other party of (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, and (B) any Legal Proceeding commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting either Parent or the Company or any of their respective Subsidiaries that relates to the consummation of the transactions contemplated by this Agreement.

          (B) During the Pre-Closing Period, each of Parent and the Company shall not (without the prior written consent of the other party) take any of the following actions or permit any of their respective Subsidiaries to do so:

               (I) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

               (II) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security, except that (1) the Company and Parent may issue Company Common Stock or Parent Common Stock (as applicable) upon the valid exercise of options outstanding as of the date of this Agreement, (2) Parent may, in the ordinary course of business and consistent with past practices (x) grant options or make other stock awards under its equity plans to employees hired by Parent after the date of this Agreement, and (y) in addition to options granted to employees hired by Parent after the date of this Agreement, grant options or make other stock awards under its stock option plans to purchase shares of Parent Common Stock to employees, directors or consultants of Parent, and (3) the Company may issue Company Common Stock so as to satisfy the covenant contained in Section 5.5 of this Agreement;

               (III) in the case of the Company Entities, amend or waive any rights under, or accelerate the vesting under, any provision of any stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

               (IV) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction other than, in the case of the Company, the Company Reverse Stock Split and, in the case of the Parent, the Parent Reverse Stock Split;

               (V) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

               (VI) in the case of the Company, make or permit any Subsidiary of the Company to make, any capital expenditure that, when added to all other capital expenditures made by the Company Entities during the Pre-Closing Period, exceeds $25,000 in the aggregate;

               (VII) in the case of the Company, commit to or accrue, or permit any Subsidiary of the Company to commit to or accrue, any single expense that exceeds $25,000 (other than those expenses taken into account in determining the Actual Company Cash Amount);

               (VIII) in the case of the Company Entities, enter into or become bound by, or permit any of the assets owned or used by them to become bound by, any Company Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Company Material Contract;

               (IX) in the case of the Company Entities, acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for immaterial assets acquired, leased, licensed or disposed of by the Company Entities in the ordinary course of business and consistent with past practices and the disposition of surplus assets not required for the operation of the businesses of the Company Entities, which surplus assets under no circumstances shall include the assets set forth on Part 4.2(b)(ix) of the Parent Disclosure Schedule), or waive or relinquish any material right;

               (X) lend money to any Person, or incur or guarantee any indebtedness (except that Parent may incur indebtedness pursuant to a credit facility with Silicon Valley Bank, and may enter into a Contract with Silicon Valley Bank related thereto);

               (XI) in the case of the Company Entities, establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of their directors, officers or employees;

               (XII) in the case of the Company Entities, hire any new employee, promote any employee, or engage any consultant or independent contractor;

               (XIII) in the case of the Company Entities, pay any severance benefits or other such obligations without first obtaining a general release of claims using a form of release


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

approved by Parent in its reasonable discretion (the "RELEASE") or pay any severance benefits until Company Entities' receive a binding and irrevocable Release from the Person receiving the severance benefits;

               (XIV) in the case of the Company Entities, change any of their pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of their methods of accounting or accounting practices in any respect;

               (XV) make any Tax election;

               (XVI) commence or settle any Legal Proceeding;

               (XVII) in the case of the Company Entities, enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices, except that

                    (1) the Company may negotiate the surrender or sublease of its leased real estate on terms approved by the board of directors of the Company if, and only if, the terms are finalized in a written agreement which, in the case of a surrender, provides that the Company and its successors and assigns shall have no liability whatsoever related to the lease and releases the Company Entities having liability under the lease and their successors and assigns from all claims related thereto except those, if any, that are stated in the lease and survive its termination, and in the case of a sublease, is approved by the written consent of Parent, which consent shall not to be unreasonably withheld; and

                    (2) the Company may negotiate the settlement of the litigation referenced on Part 2.21(a) of the Company Disclosure Schedule so long as such settlement is finalized in a written agreement which is approved by the written consent of Parent, which consent shall not to be unreasonably withheld, as further described on Part 2.21(a) of the Company Disclosure Schedule.

               (XVIII) agree or commit to take any of the actions described in clauses "(i)" through "(xvii)" of this Section 4.2(b) to the extent such party is subject to the applicable clause.

          (C) During the Pre-Closing Period, each of Parent and the Company Entities shall promptly notify the other party in writing of: (i) the discovery of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such party in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of such party; and (iv) any event, condition, fact or circumstance that


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

would make the timely satisfaction of any of the conditions set forth in Sections 6, 7, or 8 impossible or unlikely or that has had or would reasonably be expected to have a Material Adverse Effect on such party. Without limiting the generality of the foregoing, each party shall promptly advise the other party in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any Parent Entities or any of the Company Entities. No notification shall limit or otherwise affect any of the representations, warranties, covenants or obligations contained in this Agreement.

     4.3 NO SOLICITATION BY THE COMPANY.

          (A) The Company shall not directly or indirectly, and shall not authorize or permit any of the other Company Entities or any Representative of any of the Company Entities directly or indirectly to, (i) solicit, initiate, knowingly encourage or knowingly induce, or facilitate the making, submission or announcement of any Company Acquisition Proposal or take any action that would reasonably be expected to lead to a Company Acquisition Proposal, (ii) furnish any information regarding any of the Company Entities to any Person in connection with or in response to a Company Acquisition Proposal or an inquiry or indication of interest that could lead to a Company Acquisition Proposal,
(iii) engage in discussions or negotiations with any Person with respect to any Company Acquisition Proposal, (iv) approve, endorse or recommend any Company Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Company Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this Section 4.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company Entities to, or entering into discussions with, any Person in response to a Company Superior Offer that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of any of the Company Entities shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.3, (2) the board of directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law, (3) at least three business days prior to furnishing any such information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and containing customary "standstill" provisions, and (4) at least three business days prior to furnishing any such information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence by any Representative of any of the Company Entities, whether or not such Representative is purporting to act on behalf of any of the Company Entities, shall be deemed to constitute a breach of this Section 4.3 by the Company.

          (B) The Company shall promptly (and in no event later than 24 hours after receipt of any Company Acquisition Proposal, any inquiry or indication of interest that could lead to an Company Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Company Acquisition Proposal, any inquiry or indication of interest that could lead to a Company Acquisition Proposal or any request for nonpublic information relating to any of the Company Entities (including the identity of the Person making or submitting such Company Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Company Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

          (C) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Company Acquisition Proposal.

          (D) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of the Company Entities is a party or under which any of the Company Entities has any rights, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent.

     4.4 NO SOLICITATION BY PARENT.

          (A) Parent shall not directly or indirectly, and shall not authorize or permit any of the other Parent Entities or Representative of the Parent Entities, directly or indirectly to, (i) solicit, initiate, knowingly encourage or knowingly induce, or facilitate the making, submission or announcement of any Parent Acquisition Proposal or take any action that would reasonably be expected to lead to a Parent Acquisition Proposal, (ii) furnish any information regarding any Parent Entities to any Person in connection with or in response to a Parent Acquisition Proposal or an inquiry or indication of interest that would lead to a Parent Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Parent Acquisition Proposal, (iv) approve, endorse or recommend any Parent Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Parent Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Parent Stockholder Vote, this
Section 4.4(a) shall not prohibit Parent from furnishing nonpublic information regarding the Parent Entities to, or entering into discussions with, any Person in response to a Parent Superior Offer that is submitted to Parent by such Person (and not withdrawn) if (1) neither Parent nor any Representative of the Parent Entities shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.4, (2) the board of directors of Parent concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of Parent to comply with its fiduciary obligations to Parent's stockholders under applicable law, (3) at least three business days prior to furnishing any such information to, or entering into discussions with, such Person, Parent gives the Company written notice of the identity of such Person and of Parent's intention to furnish information to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Parent and containing customary "standstill" provisions, and (4) at least three business days prior to furnishing any such information to such Person, Parent furnishes such nonpublic information to the Company (to the extent such nonpublic information has not been previously furnished by Parent to the Company). Without limiting the generality of the foregoing, Parent acknowledges and agrees that any action inconsistent with of any of the provisions set forth in the preceding sentence by any Representative of the Parent Entities, whether or not such Representative is purporting to act on behalf of any of the Parent Entities, shall be deemed to constitute a breach of this Section 4.4 by Parent.

          (B) Parent shall promptly (and in no event later than 24 hours after receipt of any Parent Acquisition Proposal, any inquiry or indication of interest that could lead to a Parent Acquisition Proposal or any request for nonpublic information) advise the Company orally and in writing of any Parent Acquisition Proposal, any inquiry or indication of interest that could lead to a Parent Acquisition Proposal or any request for nonpublic information relating to any of the Parent Entities (including the identity of the Person making or submitting such Parent Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Parent shall keep the Company fully informed with respect to the status of any such Parent Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

          (C) Parent shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Parent Acquisition Proposal.

          (D) Parent agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of the Parent Entities is a party or under which any of the Parent Entities has any rights, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of the Company.

     4.5 FIRPTA MATTERS. At the Closing, the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations.

     4.6 ADJUSTMENTS. The Company Entities shall take no action primarily designed to manipulate the definition of Actual Company Cash Amount in a manner that is favorable to the Company Entities or disfavorable to Parent.

     4.7 SALE OF BONDS HELD BY THE COMPANY ENTITIES. The Company agrees, prior to Closing, to liquidate all bonds, notes and other non-equity instruments or investments that have a maturity date after July 1, 2007 held by the Company Entities in an orderly manner so as to maximize the net cash proceeds from each such sale.

     4.8 CASH CONSERVATION. The Company agrees that its monthly burn rate beginning December 1, 2005 shall not exceed a rolling average of $175,000 per month, and its cumulative


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

burn rate from December 1, 2005 until the Closing Date shall not exceed $350,000 in the aggregate; provided, however, that if the Closing Date is after January 31, 2006, but on or prior to February 28, 2006, then such cumulative burn rate shall not exceed $450,000, and if the Closing Date is after February 28, 2006, then such cumulative burn rate shall not exceed $550,000. For purposes of this section, burn rate shall be defined as the difference between (a) the sum of (i) all revenue, determined in accordance with GAAP as applied in the preparation of the Company's financial statements (for purposes of this calculation, royalty revenue from Becton Dickinson products will be the actual reported royalty revenue for December 2005, or $140,000 if the actual reported royalty revenue for December 2005 is not available at the time of determination, and $112,000 per month for January and February 2006), and (ii) net interest income minus (b) the sum of (i) product costs (excluding depreciation and amortization), (ii) all other expenses (excluding depreciation and amortization and other noncash expenses, such as stock-based compensation expense) and (iii) capital expenditures, all determined in accordance with GAAP, as aforesaid, other than expenses taken into account in the determination of the Actual Company Cash Amount at November 30, 2005 in accordance with Section 1.5(b)(iii).

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

     5.1 REGISTRATION STATEMENT; JOINT PROXY STATEMENT.

          (A) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus, and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Parent will use all reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent's stockholders, and the Company will use all reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company's stockholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Company Entities and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to any of the Company Entities occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company.

          (B) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders' Meeting; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

     5.2 COMPANY STOCKHOLDERS' MEETING.

          (A) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the "COMPANY STOCKHOLDERS' MEETING"). The Company Stockholders' Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

          (B) Subject to Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the board of directors of the Company recommends that the Company's stockholders vote to adopt this Agreement at the Company Stockholders' Meeting (the recommendation of the Company's board of directors that the Company's stockholders vote to adopt this Agreement being referred to as the "COMPANY BOARD RECOMMENDATION"); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

          (C) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) an unsolicited, bona fide written Company Acquisition Proposal is made to the Company and is not withdrawn; (ii) the Company provides Parent with at least five business days prior notice of any meeting of the Company's board of directors at which such board of directors will consider and determine whether such Company Acquisition Proposal is a Company Superior Offer; (iii) the Company's board of directors determines in good faith (based upon a written opinion of an independent financial advisor of nationally recognized reputation) that such Company Acquisition Proposal constitutes a Company Superior Offer; (iv) the Company's board of directors determines in good faith, after having taken into account the advice of the Company's outside legal counsel, that, in light of such Company Superior Offer, the withdrawal or modification of the Company Board Recommendation is required in order for the Company's board of directors to comply with its fiduciary obligations to the Company's stockholders under applicable law; (v) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time within five business days after Parent receives written notice from the Company confirming that the Company's board of directors has determined that such offer is a Company Superior Offer; and (vi) neither the Company nor any of its Representatives shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.3. For purposes of this Agreement, The Spartan Group, LLC is a financial advisor of nationally recognized reputation.

          (D) The Company's obligation to call, give notice of and hold the Company Stockholders' Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Company Superior Offer or other Company Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

     5.3 PARENT STOCKHOLDERS' MEETING.

          (A) Parent shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on a proposal to authorize the Parent Reverse Stock Split and issue the shares of Parent Common Stock pursuant to this Agreement (the "PARENT STOCKHOLDERS' MEETING"). The Parent Stockholders' Meeting shall be held (on a date selected by Parent in consultation with the Company) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Parent shall ensure that all proxies solicited in connection with the Parent Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

          (B) Subject to Section 5.3(c): (i) the Proxy Statement shall include a statement to the effect that the board of directors of Parent recommends that Parent's stockholders vote to authorize the Parent Reverse Stock Split and issue the shares of Parent Common Stock pursuant to this Agreement at the Parent Stockholders' Meeting (the "PARENT BOARD RECOMMENDATION"); and (ii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the board of directors of Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

          (C) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the adoption of this Agreement by the Required Parent Stockholder Vote, the Parent Board Recommendation may be withdrawn or modified in a manner adverse to the Company if: (i) an unsolicited, bona fide written Parent Acquisition Proposal is made to Parent and is not withdrawn; (ii) Parent provides the Company with at least five business days prior notice of any meeting of Parent's board of directors at which such board of directors will consider and determine whether such offer is a Parent Superior Offer; (iii) Parent's board of directors determines in good faith (based upon a written opinion of an independent financial advisor of nationally recognized reputation) that such Parent Acquisition Proposal constitutes a Parent Superior Offer; (iv) Parent's board of directors determines in good faith, after having taken into account the advice of Parent's outside legal counsel, that, in light of such Parent Superior Offer, the withdrawal or modification of the Parent Board Recommendation is required in order for Parent's board of directors to comply with its fiduciary obligations to Parent's stockholders under applicable law;
(v) the Parent Board Recommendation is not withdrawn or modified in a manner adverse to the Company at any time within five business days after the Company receives written notice from Parent confirming that Parent's board of directors has determined that such offer is a Parent Superior Offer; and (vi) neither Parent nor any of its Representatives shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.4. For purposes of this Agreement, Asante Partners LLC is a financial advisor of nationally recognized reputation.

          (D) Parent's obligation to call, give notice of and hold the Parent Stockholders' Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Parent Superior Offer or other Parent Acquisition Proposal, or by any withdrawal or modification of the Parent Board Recommendation.

     5.4 REGULATORY APPROVALS. Each party shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Combination and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Combination or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from any Governmental Body regarding the Combination. Except as may be prohibited by any Governmental Body or by any Legal Requirement, (a) the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to any foreign, federal or state antitrust or fair trade law, and (b) in connection with any such Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

     5.5 OPTION PLANS AND COMPANY OPTIONS. Prior to the Effective Time, the Company shall (i) terminate all Company Plans, with such termination to be effective no later than immediately prior to the Effective Time; (ii) take all actions under the Company's 2001 Equity Incentive Plan such that no Company Options are outstanding as of the Effective Time; and (iii) use reasonable efforts to obtain the surrender of outstanding options under the Company's Non-Qualified Stock Option Plan. In connection with the foregoing, the Company may issue shares of Company Common Stock in an amount up to the total number of shares of Company Common Stock set forth on Part 2.3(b) of the Company Disclosure Schedule in exchange for such Company Options. Under no circumstances shall the Company exchange Company Options for Company Common Stock with a holder of a Company Option pursuant to the Company's 2001 Equity Incentive Plan if such holder does not, pursuant to such exchange, surrender all outstanding Company Options held by such holder pursuant to the Non-Qualified Stock Option Plan.

     5.6 EMPLOYEES.

          (A) The Company shall layoff all of the Company Entities' employees to be effective as of the Effective Time in compliance with applicable laws and shall use reasonable best efforts to obtain a binding Release that conditions payment of any severance benefits on the Release becoming irrevocable. Part 5.6 of the Company Disclosure Schedule sets forth all severance obligations of the Company. All severance payments shall be made in a manner consistent with
Section 409A of the Code and the proposed Treasury Regulations thereunder issued by the IRS on September 29, 2005, including without limitation the requirement that any such payments to a "key employee" commence no earlier than six months after the separation of service, to the extent required to comply with Section 409A and its proposed regulations.

          (B) The Company agrees to take (or cause to be taken) all actions necessary or appropriate to terminate, effective immediately prior to the Effective Time, any employee benefit plan sponsored by any of the Company Entities (or in which any of the Company Entities participate) that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code.

     5.7 INDEMNIFICATION OF OFFICERS AND DIRECTORS.

          (A) Prior to the Effective Time, the Company shall purchase, so as to remain in effect at least until the fourth anniversary of the Effective Time, a tail policy of directors' and officers' liability insurance substantially identical to the policy currently maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement and having at least the same coverage limits. Parent shall direct all discussions and negotiations with policy providers, and may elect to direct the Company to purchase a policy to remain in effect until at least the sixth anniversary of the Effective Time so long as the overall cost thereunder does not exceed $1,000,000. The Company shall pay all costs and expenses associated with such tail policy.

          (B) From and after the Effective Time and unless otherwise required by law, Parent and the Continuing LLC shall jointly and severally, to the extent contemplated by Article VII of the bylaws of the Company as attached hereto as EXHIBIT D, honor the indemnification obligations of the Company to each present and former director and officer of the Company and its Subsidiaries (collectively, the "INDEMNIFIED PARTIES"). The rights of each Indemnified Party under this Section 5.7(b) shall be enforceable by, and are intended to benefit, each Indemnified Party.

     5.8 ADDITIONAL AGREEMENTS.

          (A) Subject to Section 5.8(b), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Combination and make effective the other transactions contemplated by this Agreement. Without limiting the


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generality of the foregoing, but subject to Section 5.8(b), each party to this
Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Combination and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Combination or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Combination. The parties shall promptly deliver to each other a copy of each such filing made, each such notice given and each such Consent obtained during the Pre-Closing Period.

          (B) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Company Entities to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Company Entities to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Company Entities to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Company Entities to hold separate any assets or operations;
(v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Company Entities, or (vi) to contest any Legal Proceeding relating to the Combination if Parent determines in good faith that contesting such Legal Proceeding is not advisable.

     5.9 DISCLOSURE. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Combination or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the parties shall not, and shall not permit any of their Subsidiaries or any Representative to, make any disclosure regarding the Combination or any of the other transactions contemplated by this Agreement unless the other party shall have approved such disclosure in writing such.

     5.10 AFFILIATE AGREEMENTS. The Company shall use all reasonable efforts to cause each Person identified in Part 2.20 of the Company Disclosure Schedule and each other Person who is or becomes (or may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company to execute and deliver to Parent, prior to the date of the mailing of the Joint Proxy Statement/Prospectus to the Company's stockholders, an Affiliate Agreement in the form of EXHIBIT C. Neither Parent nor the Company shall register, or allow its transfer agent to register, on its books any transfer of any shares of Parent Common Stock or Company Common Stock of any "affiliate" of the Company who has not provided a signed Affiliate Agreement in accordance with this
Section 5.10.


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

     5.11 TAX MATTERS. At or prior to the filing of the Form S-4 Registration Statement, the Company and Parent shall execute and deliver to Cooley Godward LLP and to Morgan, Lewis & Bockius LLP tax representation letters in customary form. Parent, Merger Sub, LLC and the Company shall each confirm to Cooley Godward LLP and to Morgan, Lewis & Bockius LLP the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Parent and the Company shall use all reasonable efforts prior to the Effective Time to cause the Merger to qualify as a tax-free reorganization under Section 368(a)(1) of the Code. Following delivery of the tax representation letters pursuant to the first sentence of this Section 5.11, each of Parent and the Company shall use its reasonable efforts to cause Cooley Godward LLP and Morgan, Lewis & Bockius LLP, respectively, to deliver to their respective client a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.11.

     5.12 RESIGNATION OF OFFICERS AND DIRECTORS. The Company shall use all reasonable efforts to obtain and deliver to Parent on or prior to the Closing the resignation of each officer and director of each of the Company Entities.

     5.13 BOARD OF DIRECTORS. Prior to the Effective Time, Parent shall use all reasonable efforts to cause the board of directors of Parent to consist, as of the Effective Time, of eight directors, (a) one of whom shall be the Chief Executive Officer of Parent; (b) five of whom shall be Persons designated by Parent; and (c) two of whom shall be Persons designated by the Company who were directors of the Company prior to the Effective Time. Parent shall use all reasonable efforts to cause one director designated by the Company to serve with a term expiring in 2007 and the other director designated by the Company to serve with a term expiring in 2008. The Company agrees that both of the Persons it designates will qualify as independent directors of Parent under the corporate governance rules of the Nasdaq. If any such Persons are not able to serve as directors of Parent as of the Effective Time, the party on whose board such Person presently sits shall select a replacement.

     5.14 LISTING. Parent shall prepare and submit to Nasdaq a new listing application for qualification for trading of Parent Common Stock on either the Nasdaq National Market or the Nasdaq Small Cap Market following the Effective Time. Failure to satisfy any of the listing requirements or otherwise to qualify for trading on the Nasdaq shall not constitute a breach of this Agreement or the failure to satisfy a covenant in any material respect and will not be a ground for terminating this Agreement or delaying Closing.

     5.15 SECTION 16 MATTERS. Prior to the Effective Time, the Company shall take such reasonable steps as are required to cause the disposition of Company Common Stock, Company Options and other derivative securities with respect to Company Common Stock in connection with the Combination by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act. If the Company delivers the
Section 16 Information (as defined below) to Parent at least 30 calendar days prior to the Effective Time, then, prior to the Effective Time, Parent shall take such reasonable steps as are required to cause the acquisition of Parent Common Stock, options to purchase shares of Parent Common Stock and other derivative securities with respect to Parent Common Stock in connection with the Combination by each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act. For purposes of this Section 5.17, "Section 16 Information" shall mean the following information for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock in the Merger; (b) the number of Company Options held by such individual and expected to be converted into options to purchase shares of Parent Common Stock in connection with the Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

SECTION 6. CONDITIONS PRECEDENT TO EACH PARTIES' OBLIGATIONS TO EFFECT THE
           MERGER

     The obligations of each party to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     6.1 STOCKHOLDER APPROVAL.

          (A) This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

          (B) The issuance of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote.

          (C) The Parent Reverse Stock Split shall have been approved by the affirmative vote of the holders of a majority of the shares of Parent Common Stock outstanding on the record date for the Parent Stockholders' Meeting.

     6.2 EFFECTIVENESS OF REGISTRATION STATEMENT. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened in writing, by the SEC with respect to the Form S-4 Registration Statement.

     6.3 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Combination shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Body seeking any of the foregoing be pending or threatened in writing; nor shall there be any action taken, or any statute, rule, regulation, or order


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

enacted, entered, enforced, or deemed applicable to the Combination which makes the consummation of the Combination illegal.

SECTION 7. CONDITIONS PRECEDENT TO PARENT'S, MERGER SUB'S, AND LLC'S OBLIGATIONS
           TO EFFECT THE MERGER

     The obligations of Parent, Merger Sub and LLC to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     7.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on the Company Entities; provided, however that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

     7.2 PERFORMANCE OF COVENANTS. Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     7.3 NO MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company Entities, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have a Material Adverse Effect on the Company Entities.

     7.4 AGREEMENTS AND DOCUMENTS. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

          (A) a legal opinion of Cooley Godward LLP, dated as of the Closing Date and addressed to Parent, to the effect that the Combination will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that in rendering such opinion, Cooley Godward LLP may rely upon the tax representation letters referred to in Section 5.11; and

          (B) a certificate executed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in Sections 6.1(a), 7.1 7.2, 7.3, and 7.5, have been duly satisfied.

     7.5 CONSENTS. All material Consents required to be obtained in connection with the Combination and the other transactions contemplated by this Agreement (including the Consents identified in Part 7.5 of the Company Disclosure Schedule) shall have been obtained and shall be in full force and effect.


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

     7.6 APPRAISAL SHARES. The time during which a holder of Company Common Stock is permitted to demand appraisal rights shall have expired, and no more than 10% of the shares of Company Common Stock outstanding shall be Appraisal Shares.

SECTION 8. CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS TO EFFECT THE
           MERGER

     The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     8.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of Parent contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected have, a Material Adverse Effect on Parent; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, (i) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

     8.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent, Merger Sub and LLC are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     8.3 DOCUMENTS. The Company shall have received the following documents:

          (A) a legal opinion of Morgan, Lewis & Bockius LLP, dated as of the Closing Date, to the effect that the Combination will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that in rendering such opinion, Morgan, Lewis & Bockius LLP may rely upon the tax representation letters referred to in Section 5.11; and

          (B) a certificate executed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent, confirming that conditions set forth in Sections 6.1(b), 8.1, 8.2 and 8.4 have been duly satisfied.

     8.4 NO MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall not have been any Material Adverse Effect on Parent, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have a Material Adverse Effect on Parent.

SECTION 9. TERMINATION

     9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by written notice by the terminating party to the other party, whether before or


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

after approval of the matters presented in connection with the Combination by the stockholders of Parent or the Company:

          (A) by mutual written consent of Parent and the Company; or

          (B) by either Parent or the Company if the Merger shall not have been consummated by the later of (i) February 28, 2006 or (ii) in the event that the Form S-4 Registration Statement filed with the SEC as contemplated by Section
5.1 of this Agreement has not become effective under the Securities Act by January 13, 2006, then March 31, 2006 (with the later of items (i) and (ii) hereinafter referred to as, the "END DATE"), (provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

          (C) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a nonappealable final order, decree, or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Combination, except, if the party relying on such order, decree, or ruling or other action has not complied with its obligations under Section 5.4 of this Agreement; or

          (D) by either Parent or the Company if (i) the Company Stockholders' Meeting (including any adjournments or postponements thereof) shall have been held and completed and the Company's stockholders shall have taken a final vote on a proposal to adopt this Agreement, and this Agreement shall not have been adopted at such meeting by the Required Company Stockholder Vote (and shall not have been adopted at any adjournment or postponement thereof); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d) if the failure to obtain the Required Company Stockholder Vote is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time; or

          (E) by either Parent or the Company if (i) the Parent Stockholders' Meeting (including any adjournments or postponements thereof) shall have been held and completed and Parent's stockholders shall have taken a final vote on the amendment to Parent's certificate of incorporation to effect the Parent Reverse Stock Split and the issuance of shares of Parent Common Stock pursuant to this Agreement, and (ii) such matters shall not have been approved at such meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this
Section 9.1(e) if the failure to obtain the Required Parent Stockholder Vote is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time; or

          (F) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred; or


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

          (G) by the Company (at any time prior to the approval of the Merger by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred; or

          (H) by Parent if (i) any of the Company's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1(a) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or at any subsequent date, (A) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of the Company's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.1(b) would not be satisfied; provided, however, that, in the case of (i) or (ii) above, if an inaccuracy in the Company's representations and warranties or a breach of a covenant by the Company is reasonably capable of being cured by the Company prior to the End Date and the Company is continuing to exercise its reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 9.1(h) on account of such inaccuracy or breach until the 30th calendar day from the date on which the Company received a written notice of such breach from Parent; or

          (I) by the Company if (i) any of Parent's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.1(a) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or at any subsequent date, (A) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of Parent's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; provided, however, that, in the case of (i) or (ii) above, if an inaccuracy in Parent's representations and warranties or a breach of a covenant by Parent is reasonably capable of being cured by Parent prior to the End Date and Parent is continuing to exercise its reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 9.1(i) on account of such inaccuracy or breach until the 30th calendar day form the date on which Parent received a written notice of such breach from the Company.

     9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, the Company, Merger Sub, LLC or their respective officers, directors, stockholders or affiliates (as that term is used in Rule 145 under the Securities Act), except as set forth in
Section 9.3; provided that (i) the provisions of Section 9.3 of this Agreement shall remain in full force and effect and survive any termination of this Agreement


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

and (ii) the termination of this Agreement shall not relieve any party from any liability or damages for any willful breach of any provision contained in this Agreement.

     9.3 FEES AND EXPENSES.

          (A) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in relation to the printing and filing of the Joint Proxy Statement/Prospectus (including any related preliminary materials) and the Form S-4 Registration Statement (including financial statements and exhibits) and any amendments or supplements.

          (B) If (A) (1) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(d), (2) at or prior to the time of such termination a Company Acquisition Proposal shall have been publicly disclosed, announced or commenced, (3) such Company Acquisition Proposal shall not have been unconditionally and publicly withdrawn by the Person making such Company Acquisition Proposal at least five (5) business days prior to the date of the Company Stockholders' Meeting, and (4) within twelve months after such termination the Company consummates a Company Acquisition Transaction, or (B) this Agreement is terminated by Parent pursuant to Section 9.1(f) by reason of the occurrence of an event described in clause (i), (ii), (iii), or (iv) of the definition of Company Triggering Event, then, in any such case, the Company shall pay to Parent, in cash at the time specified in the next sentence, a nonrefundable fee in the amount of $500,000. In the case of termination of this Agreement (i) by the Company or Parent pursuant to Section 9.1(d) (and the conditions set forth in clauses (A)(1) through (A)(4) of the preceding sentence are satisfied), then the fee referred to in the preceding sentence shall be paid by the Company within two business days after the consummation of such Company Acquisition Transaction, or (ii) by Parent pursuant to Section 9.1(f), then the fee referred to in the preceding sentence shall be paid by the Company within two business days after such termination.

          (C) If (A) (1) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(e), (2) at or prior to the time of such termination a Parent Acquisition Proposal shall have been publicly disclosed, announced or commenced, (3) such Parent Acquisition Proposal shall not have been unconditionally and publicly withdrawn by the Person making such Parent Acquisition Proposal at least five (5) business days prior to the date of the Parent Stockholders' Meeting, and (4) within twelve months after such termination Parent consummates a Parent Acquisition Transaction, or (B) this Agreement is terminated by the Company pursuant to Section 9.1(g), then, in any such case, Parent shall pay to the Company, in cash at the time specified in the next sentence, a nonrefundable fee in the amount of $500,000. In the case of termination of this Agreement (i) by the Company or Parent pursuant to Section 9.1(e) (and the conditions set forth in clauses (A)(1) through (A)(4) of the preceding sentence are satisfied), then the fee referred to in the preceding sentence shall be paid by Parent within two business days after the consummation of such Parent Acquisition Transaction or (ii) by the Company pursuant to
Section 9.1(g), then the fee referred to in the preceding sentence shall be paid by Parent within two business days after such termination.


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

          (D) The parties acknowledge that the agreements contained in this
Section 9.3 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, each party would not enter into this Agreement; accordingly, if either party fails to pay in a timely manner the amounts due pursuant to this Section 9.3 and, in order to obtain such payment, the other party makes a claim that results in a judgment against the other party for the amounts set forth in this Section 9.3, the party who has failed to pay shall pay to the other party interest on the amounts set forth in this Section
9.3 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

          (E) Payment of the fees and interest described in this Section 9.3 shall not be in lieu of damages incurred in the event of willful breach of this Agreement.

SECTION 10. MISCELLANEOUS PROVISIONS

     10.1 AMENDMENT. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after adoption of this Agreement by the Company's stockholders and whether before or after approval of the amendment of Parent's certificate of incorporation to authorize the Parent Reverse Stock Split and the issuance of Parent Common Stock in the Merger by Parent's stockholders); provided, however, that (i) after any such adoption of this Agreement by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders, and (ii) after any such approval of the amendment of Parent's certificate of incorporation to authorize the Parent Reverse Stock Split and the issuance of Parent Common Stock in the Merger by Parent's stockholders, no amendment shall be made which by law or NASD regulation requires further approval of Parent's stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     10.2 WAIVER.

          (A) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (B) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.


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

     10.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

     10.4 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the letter agreement dated March 10, 2004 between the Company and Parent (relating to the protection of confidential information) shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Facsimile copies shall be deemed to be binding originals.

     10.5 APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     10.6 DISCLOSURE SCHEDULE. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in
Section 2, and shall not be deemed to relate to or to qualify any other representation or warranty. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in
Section 3, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 3, and shall not be deemed to relate to or to qualify any other representation or warranty. Notwithstanding the foregoing, the information and disclosures contained in each section of the Company Disclosure Schedule and Parent Disclosure Schedule (as applicable) shall be deemed to be disclosed and incorporated by reference in each of the other sections of such disclosure schedule as though fully set forth in such other sections and shall be deemed to qualify and limit such representations, warranties and covenants provided that such incorporation by reference is reasonably apparent. All capitalized terms used in the Company Disclosure Schedule and Parent Disclosure Schedule shall have the respective meanings assigned to them in the Agreement. No disclosure in the Company Disclosure Schedule or Parent Disclosure Schedule (as applicable) relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred and inclusion of any item therein shall not be construed as an admission or indication that any such item is material.

     10.7 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.


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

     10.8 ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party's rights hereunder may be assigned by such party without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights by a party without such consent shall be void and of no effect. Except as expressly set forth herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever.

     10.9 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (A) if to Parent, Merger Sub or LLC, to:

          Specialized Health Products International, Inc.
          585 West 500 South
          Bountiful, Utah 84010
          Attention: Chief Executive Officer

          with a required copy to (which alone shall not constitute notice):

          Cooley Godward LLP
          4401 Eastgate Mall
          San Diego, CA 92121-1909
          Attention: Barbara L. Borden, Esq.

          (B) if to the Company, to:

          The Med-Design Corporation
          2810 Bunsen Avenue
          Ventura, California 93003
          Attention: Chairman of the Board of Directors

          with a required copy to (which alone shall not constitute notice):

          Morgan, Lewis & Bockius LLP
          1701 Market Street
          Philadelphia, PA 19103
          Attention: Peter S. Sartorius, Esq.

     10.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of


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

competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

     10.11 CONSTRUCTION.

          (A) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

          (B) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (C) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (D) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

          (E) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

                 [REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]


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

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                        SPECIALIZED HEALTH PRODUCTS
                                        INTERNATIONAL, INC.


                                        By: /s/ Jeffrey M. Soinski
                                            ------------------------------------
                                        Name: Jeffrey M. Soinski
                                              ----------------------------------
                                        Title: President & CEO
                                               ---------------------------------


                                        MAMMOTH ACQUISITION SUB, INC.


                                        By: /s/ Paul Evans
                                            ------------------------------------
                                        Name: Paul Evans
                                              ----------------------------------
                                        Title: President
                                               ---------------------------------


                                        MAMMOTH ACQUISITION SUB, LLC


                                        By: /s/ Jeffrey M. Soinski
                                            ------------------------------------
                                        Name: Jeffrey M. Soinski
                                              ----------------------------------
                                        Title: President & CEO
                                               ---------------------------------


                                        THE MED-DESIGN CORPORATION


                                        By: /s/ David R. Dowsett
                                            ------------------------------------
                                        Name: David R. Dowsett
                                              ----------------------------------
                                        Title: Acting CEO
                                               ---------------------------------

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

     COBRA. "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     COMPANY ACQUISITION PROPOSAL. "Company Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent) contemplating or otherwise relating to any Company Acquisition Transaction.

     COMPANY ACQUISITION TRANSACTION. "Company Acquisition Transaction" shall mean any transaction or series of transactions involving:

          (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Company Entities is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Company Entities, or (iii) in which any of the Company Entities issues securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Company Entities;

          (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of any of the Company Entities; or

          (c) any liquidation or dissolution of any of the Company Entities.

     COMPANY AFFILIATE. "Company Affiliate" shall mean any Person under common control with any of the Company Entities within the meaning of Sections 414(b),
(c), (m) and (o) of the Code, and the regulations issued thereunder.

     COMPANY COMMON STOCK. "Company Common Stock" shall mean the Common Stock, $0.01 par value per share, of the Company.

     COMPANY DISCLOSURE SCHEDULE. "Company Disclosure Schedule" shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 10.6 of the Agreement and that has been delivered by the Company to Parent on the date of this Agreement.

     COMPANY EMPLOYEE. "Company Employee" shall mean any current or former employee, independent contractor or director of any of the Company Entities or any Company Affiliate.

     COMPANY EMPLOYEE AGREEMENT. "Company Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Company Entities or any Company Affiliate and any Company Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable "at will" without any obligation on the part of the applicable Company Entities or any Company Affiliate to make any payments or provide any benefits in connection with such termination.

     COMPANY EMPLOYEE PLAN. "Company Employee Plan" shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by any of the Company Entities or any Company Affiliate for the benefit of any Company Employee, or with respect to which any of the Company Entities or any Company Affiliate has or may have any liability or obligation, except such definition shall not include any Company Employee Agreement.

     COMPANY ENTITY CONTRACT. "Company Entity Contract" shall mean any Contract:
(a) to which any of the Company Entities is a party; (b) by which any of the Company Entities or any asset of any of the Company Entities is or may become bound or under which any of the Company Entities has, or may become subject to, any obligation; or (c) under which any of the Company Entities has or may acquire any right or interest.

     COMPANY IP. "Company IP" shall mean (a) all Intellectual Property Rights in or pertaining to the Company Products or methods or processes used to manufacture the Company Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to any of the Company Entities.

     COMPANY IP CONTRACT. "Company IP Contract" shall mean any Contract to which any of the Company Entities is a party or by which any of the Company Entities is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for any of the Company Entities.

     COMPANY PENSION PLAN. "Company Pension Plan" shall mean each Company Employee Plan that is an "employee pension benefit plan," within the meaning of
Section 3(2) of ERISA.

     COMPANY PRIVACY POLICY. "Company Privacy Policy" shall mean each external or internal, past or present privacy policy of any of the Company Entities, including any policy relating to (i) the privacy of users of the Company Products or of any Company Website, (ii) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (iii) any employee information.

     COMPANY PRODUCT. "Company Product" shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by any of the Company Entities. For avoidance of doubt, however, the term shall not include products manufactured and sold by or on behalf of Persons other than a Company Entity to which the Company has granted a license to the Company's Intellectual Property for such purpose.

     COMPANY REVERSE STOCK SPLIT. "Company Reverse Stock Split" shall mean the 1 for 3 combination that the Company's Stockholders authorized at the Company's Annual meeting of Stockholders held on September 16, 2005.

     COMPANY SUPERIOR OFFER. "Company Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to purchase, directly or indirectly, all of the outstanding shares of Company Common Stock or all or substantially all of the assets of the Company Entities on terms that the board of directors of the Company determines, in its reasonable judgment, based upon a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the terms of the Combination; provided, however, that any such offer shall not be deemed to be a "Company Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

     COMPANY TRIGGERING EVENT. A "Company Triggering Event" shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to recommend that the Company's stockholders vote to adopt this Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation, or shall have resolved to do so; (ii) the Company shall have failed to include in the Joint Proxy Statement/Prospectus the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Combination is in the best interests of the Company's stockholders; (iii) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Company Acquisition Proposal; (iv) a tender or exchange offer for 15% or more of the outstanding capital shares of capital stock of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (v) if the Actual Company Cash Amount on November 30, 2005, is less than $6,000,000; (vi) the Company fails to comply with the covenant in
Section 4.8; or (vii) the time during which a holder of Company Common Stock is permitted to demand appraisal rights shall have expired, and more than 10% of the shares of Company Common Stock outstanding are Appraisal Shares.

     COMPANY UNAUDITED INTERIM BALANCE SHEET. "Company Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2005 included in the Company SEC Documents.

     COMPANY WEB SITE. "Company Web Site" shall mean any public or private website owned, maintained, or operated at any time by or on behalf of any of the Company Entities.

     CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     DOL. "DOL" shall mean the United States Department of Labor.

     ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

     ENVIRONMENTAL LAW. "Environmental Law" shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

     ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     FMLA. "FMLA" shall mean the Family Medical Leave Act of 1993, as amended.

     FOREIGN PLAN. "Foreign Plan" shall mean: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) any Company Employee Plan maintained or contributed to by any of the Company Entities or any Company Affiliate that is not subject to United States law; and (iii) any Company Employee Plan that covers or has covered Company Employees whose services are performed primarily outside of the United States.

     FORM S-4 REGISTRATION STATEMENT. "Form S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

     GAAP. "GAAP" means United States Generally Accepted Accounting Principles, consistently applied.

     GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

     HIPAA. "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

     INTELLECTUAL PROPERTY. "Intellectual Property" shall mean algorithms, application programmers' interfaces (APIs), apparatus, circuit designs and assemblies, gate arrays, IP cores, net lists, photomasks, semiconductor devices, test vectors, databases, data and results from simulations or tests, design rules, diagrams, formulae, GDSII files, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, simulation methods or techniques, specifications, software, software code (in any form, including source code and executable or object code), software development tools, subroutines, techniques, test vectors, user interfaces, uniform resource locators (URLs), web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

     INTELLECTUAL PROPERTY RIGHTS. "Intellectual Property Rights" shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses "(a)" through "(e)" above.

     IRS. "IRS" shall mean the United States Internal Revenue Service.

     KNOWLEDGE. An individual shall be deemed to have "knowledge" of a particular fact or other matter if:

          (A) such individual is actually aware of such fact or other matter; or

          (B) such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual's employee or professional responsibility.

     The Company Entities or Parent Entities shall be deemed to have "knowledge" of a particular fact or other matter if any officer or director of such Person has knowledge of such fact or other matter.

     JOINT PROXY STATEMENT/PROSPECTUS. "Joint Proxy Statement/Prospectus" shall mean the joint proxy statement/prospectus to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting and to Parent's stockholders in connection with the Parent Stockholders' Meeting.

     LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASD or the Nasdaq National Market).

     LIABILITY. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     MATERIAL ADVERSE EFFECT. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Company Entities if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that constitute exceptions to the representations and warranties of the Company set forth in the Agreement, disregarding any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations, or financial performance of the Company Entities taken as a whole, (ii) the ability of the Company to consummate the Combination or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation or the interests of the Continuing LLC; provided, however, that a Material Adverse Effect shall not include (i) a decline in the Company's stock price, in and of itself; (ii) any change in general business or economic conditions in the United States that do not disproportionately impact the Company Entities; (iii) any change or effect resulting from the announcement of this Agreement or the Combination; or (iv) any adverse effect resulting from any change in accounting requirements or principles as is required by law. Notwithstanding the foregoing, if any of the following events or circumstances occurs, they shall automatically constitute a Material Adverse Effect on the Company and shall be deemed to have occurred since the date of this Agreement: the giving of notice of termination of the License Agreement by Becton, Dickinson and Company ("BD") under the License Agreement dated December 11, 1998 between the Company and BD (the "1998 LICENSE AGREEMENT") or the License Agreement dated March 12, 2000 (the "2000 LICENSE AGREEMENT") and/or the assertion of any claims by BD in any Legal Proceeding against the Company, that if decided adversely, could reasonably result in the termination of BD's obligation to pay royalties on licensed products under the 1998 License Agreement or the 2000 License Agreement with respect to which BD is presently paying royalties or any of the licensed patent rights with respect to which BD is presently paying royalties under either license being declared invalid. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Parent Entities if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties of Parent set forth in the Agreement, disregarding any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole, or (ii) the ability of Parent to consummate the Combination or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement; provided, however, that a Material Adverse Effect shall not include (i) a decline in Parent's stock price, in and of itself; (ii) any change in general business or economic conditions in the United States that do not disproportionately impact the Parent Entities; (iii) any change or effect resulting from the announcement of this Agreement or the Combination; or (iv) any adverse effect resulting from any change in accounting requirements or principles as is required by law.

     MATERIALS OF ENVIRONMENTAL CONCERN. "Materials of Environmental Concern" shall mean chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

     PBGC. "PBGC" shall mean the United States Pension Benefit Guaranty Corporation.

     PARENT ACQUISITION PROPOSAL. "Parent Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by the Company) contemplating or otherwise relating to any Parent Acquisition Transaction.

     PARENT ACQUISITION TRANSACTION. "Parent Acquisition Transaction" shall mean any transaction or series of transactions involving:

          (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Parent Entities is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Parent Entities, or (iii) in which any of the Parent Entities issues securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Parent Entities;

          (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of any of the Parent Entities; or

          (c) any liquidation or dissolution of any of the Parent Entities.

     PARENT COMMON STOCK. "Parent Common Stock" shall mean the Common Stock, $0.01 par value per share, of Parent.

     PARENT DISCLOSURE SCHEDULE. "Parent Disclosure Schedule" shall mean the disclosure schedule that has been prepared by Parent in accordance with the requirements of Section 10.6 of the Agreement and that has been delivered by Parent to the Company on the date of this Agreement.

     PARENT ENTITIES. "Parent Entities" shall mean Parent and each of its Subsidiaries.

     PARENT IP. "Parent IP" shall mean (a) all Intellectual Property Rights in or pertaining to the Parent Products or methods or processes used to manufacture the Parent Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to Parent.

     PARENT IP CONTRACT. "Parent IP Contract" shall mean any Contract to which Parent is a party or by which Parent is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Parent IP or any Intellectual Property developed by, with, or for Parent.

     PARENT PRODUCT. "Parent Product" shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by Parent. For avoidance of doubt, however, the term shall not include products manufactured and sold by or on behalf of Persons other than a Parent Entity to which a Parent Entity has granted a license to Parent's Intellectual Property for such purpose.

     PARENT REVERSE STOCK SPLIT. "Parent Reverse Stock Split" shall mean a reverse stock split of Parent Common Stock not to exceed a combination of 10 for 1 that the Parent Board of Directors determines in its sole discretion is necessary or advisable in order for the Parent Common Stock to satisfy one of the requirements for qualifying the stock for quotation on the Nasdaq National Market or Nasdaq Small Cap Market.

     PARENT SUPERIOR OFFER. "Parent Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to purchase, directly or indirectly, all of the outstanding shares of Parent Common Stock or all or substantially all of the assets of the Parent Entities on terms that the board of directors of Parent determines, in its reasonable judgment, based upon a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable to Parent's stockholders than the terms of the Combination; provided, however, that any such offer shall not be deemed to be a "Parent Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

     PARENT TRIGGERING EVENT. A "Parent Triggering Event" shall be deemed to have occurred if: (i) the board of directors of Parent shall have failed to recommend that Parent's stockholders vote to adopt this Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Parent Board Recommendation, or shall have resolved to do so; (ii) Parent shall have failed to include in the Proxy Statement/Prospectus the Parent Board Recommendation or a statement to the effect that the board of directors of Parent has determined and believes that the Combination is in the best interests of Parent's stockholders; (iii) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Parent Acquisition Proposal; or
(vi) a tender or exchange offer for 15% or more of the outstanding capital shares of capital stock of Parent shall have been commenced and Parent shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Parent recommends rejection of such tender or exchange offer.

     PARENT UNAUDITED INTERIM BALANCE SHEET. "Parent Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as of September 30, 2005 included in the Parent SEC Documents.

     PERSON. "Person" shall mean any individual, Entity or Governmental Body.

     PERSONAL DATA. "Personal Data" shall mean a natural person's name, street address, telephone number, e-mail address, photograph, social security number, driver's license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

     REGISTERED IP. "Registered IP" shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

     REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     SEC. "SEC" shall mean the United States Securities and Exchange Commission.

     SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

     SUBSIDIARY. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record,
(a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

     TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     USER DATA. "User Data" shall mean any Personal Data or other data or information collected by or on behalf of any of the Company Entities from users of the Company Products or of any Company Website.

================================================================================

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     among:

                SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.,
                             a Delaware corporation;

                         MAMMOTH ACQUISITION SUB, INC.,
                             a Delaware corporation;

                          MAMMOTH ACQUISITION SUB, LLC,
                    a Delaware limited liability company; and

                           THE MED-DESIGN CORPORATION,
                             a Delaware corporation

                                   ----------

                          Dated as of November 21, 2005

                                   ----------

================================================================================

SECTION 1. DESCRIPTION OF TRANSACTION......................................    2
   1.1     Merger of Merger Sub into the Company...........................    2
   1.2     Effect of the Merger............................................    2
   1.3     Closing; Effective Time.........................................    2
   1.4     Certificate of Incorporation and Bylaws; Directors and
           Officers........................................................    2
   1.5     Conversion of Shares and Warrants...............................    3
   1.6     Closing of the Company's Transfer Books.........................    8
   1.7     Exchange of Certificates........................................    8
   1.8     Tax Consequences................................................   10
   1.9     Further Action..................................................   10
   1.10    The LLC Merger..................................................   10
   1.11    Effects of the LLC Merger.......................................   10
   1.12    Conversion of Securities in LLC Merger..........................   11

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................   11
   2.1     Subsidiaries; Due Organization; Etc.............................   11
   2.2     Certificate of Incorporation and Bylaws.........................   11
   2.3     Capitalization, Etc.............................................   12
   2.4     SEC Filings; Financial Statements...............................   13
   2.5     Absence of Changes..............................................   14
   2.6     Title to Assets.................................................   14
   2.7     Receivables; Customers; Inventories.............................   15
   2.8     Real Property; Equipment; Leasehold.............................   15
   2.9     Intellectual Property...........................................   16
   2.10    Contracts.......................................................   20
   2.11    FDA and Regulatory Matters......................................   21
   2.12    Liabilities.....................................................   22
   2.13    Compliance with Legal Requirements..............................   22
   2.14    Certain Business Practices......................................   22
   2.15    Governmental Authorizations.....................................   22
   2.16    Tax Matters.....................................................   23
   2.17    Employee and Labor Matters; Benefit Plans.......................   25
   2.18    Environmental Matters...........................................   29
   2.19    Insurance.......................................................   30

   2.20    Transactions with Affiliates....................................   30
   2.21    Legal Proceedings; Orders.......................................   30
   2.22    Authority; Binding Nature of Agreement..........................   30
   2.23    No Existing Discussions.........................................   31
   2.24    Vote Required...................................................   31
   2.25    Non-Contravention; Consents.....................................   31
   2.26    Fairness Opinion................................................   32
   2.27    Financial Advisor...............................................   32
   2.28    Full Disclosure.................................................   32

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND LLC....   33
   3.1     Subsidiaries; Due Organization; Certificate of Incorporation
           and Bylaws......................................................   33
   3.2     Capitalization, Etc.............................................   33
   3.3     SEC Filings; Financial Statements...............................   34
   3.4     Absence of Certain Changes......................................   35
   3.5     Title to Assets.................................................   36
   3.6     Contracts.......................................................   36
   3.7     FDA and Regulatory Matters......................................   36
   3.8     Liabilities.....................................................   37
   3.9     Compliance with Legal Requirements..............................   38
   3.10    Certain Business Practices......................................   38
   3.11    Governmental Authorizations.....................................   38
   3.12    Tax Matters.....................................................   38
   3.13    Environmental Matters...........................................   40
   3.14    Insurance.......................................................   40
   3.15    Transactions with Affiliates....................................   40
   3.16    Legal Proceedings; Orders.......................................   41
   3.17    Authority; Binding Nature of Agreement..........................   41
   3.18    No Existing Discussions.........................................   41
   3.19    Vote Required...................................................   41
   3.20    Non-Contravention; Consents.....................................   42
   3.21    Full Disclosure.................................................   42
   3.22    Fairness Opinion................................................   43
   3.23    Valid Issuance..................................................   43

   3.24    Receivables; Customers; Inventories.............................   43
   3.25    Real Property; Equipment; Leasehold.............................   44
   3.26    Intellectual Property...........................................   44
   3.27    Financial Advisor...............................................   45

SECTION 4. CERTAIN COVENANTS OF THE COMPANY AND PARENT.....................   45
   4.1     Access and Investigation........................................   45
   4.2     Operation of the Businesses.....................................   46
   4.3     No Solicitation by the Company..................................   49
   4.4     No Solicitation by Parent.......................................   50
   4.5     FIRPTA Matters..................................................   51
   4.6     Adjustments.....................................................   51
   4.7     Sale of Bonds Held by the Company Entities......................   51
   4.8     Cash Conservation...............................................   52

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES.............................   52
   5.1     Registration Statement; Joint Proxy Statement...................   52
   5.2     Company Stockholders' Meeting...................................   53
   5.3     Parent Stockholders' Meeting....................................   54
   5.4     Regulatory Approvals............................................   55
   5.5     Option Plans and Company Options................................   55
   5.6     Employees.......................................................   56
   5.7     Indemnification of Officers and Directors.......................   56
   5.8     Additional Agreements...........................................   56
   5.9     Disclosure......................................................   57
   5.10    Affiliate Agreements............................................   57
   5.11    Tax Matters.....................................................   57
   5.12    Resignation of Officers and Directors...........................   58
   5.13    Board of Directors..............................................   58
   5.14    Listing.........................................................   58
   5.15    Section 16 Matters..............................................   58

SECTION 6. CONDITIONS PRECEDENT TO EACH PARTIES' OBLIGATIONS TO EFFECT
           THE MERGER......................................................   59
   6.1     Stockholder Approval............................................   59
   6.2     Effectiveness of Registration Statement.........................   59
   6.3     No Restraints...................................................   59

SECTION 7. CONDITIONS PRECEDENT TO PARENT'S, MERGER SUB'S, AND LLC'S
           OBLIGATIONS TO EFFECT THE MERGER................................   59
   7.1     Accuracy of Representations.....................................   60
   7.2     Performance of Covenants........................................   60
   7.3     No Material Adverse Effect......................................   60
   7.4     Agreements and Documents........................................   60
   7.5     Consents........................................................   60
   7.6     Appraisal Shares................................................   60

SECTION 8. CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS TO EFFECT THE
           MERGER..........................................................   60
   8.1     Accuracy of Representations.....................................   61
   8.2     Performance of Covenants........................................   61
   8.3     Documents.......................................................   61
   8.4     No Material Adverse Effect......................................   61

SECTION 9. TERMINATION.....................................................   61
   9.1     Termination.....................................................   61
   9.2     Effect of Termination...........................................   63
   9.3     Fees and Expenses...............................................   63

SECTION 10. MISCELLANEOUS PROVISIONS.......................................   65
   10.1    Amendment.......................................................   65
   10.2    Waiver..........................................................   65
   10.3    No Survival of Representations and Warranties...................   65
   10.4    Entire Agreement; Counterparts..................................   65
   10.5    Applicable Law..................................................   66
   10.6    Disclosure Schedule.............................................   66
   10.7    Attorneys' Fees.................................................   66
   10.8    Assignability...................................................   66
   10.9    Notices.........................................................   66
   10.10   Severability....................................................   67
   10.11   Construction....................................................   67

                                    EXHIBITS

Exhibit A Certain Definitions

Exhibit B Form of Certificate of Incorporation of Surviving Corporation

Exhibit C Form of Affiliate Agreement

Exhibit D Company Bylaws, Article VII

                                   EXHIBIT B

                          CERTIFICATE OF INCORPORATION

                                       OF

                          MAMMOTH ACQUISITION SUB, INC.

     The undersigned, a natural person (the "SOLE INCORPORATOR"), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

                                       I.

     The name of this corporation is Mammoth Acquisition Sub, Inc.

                                       II.

     The address of the registered office of the corporation in the State of Delaware is 615 South Dupont Highway, City of Dover, County of Kent, and the name of the registered agent of the corporation in the State of Delaware at such address is National Corporate Research, Ltd.

                                      III.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law ("DGCL").

                                      IV.

     A. This corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is one hundred (100), each having a par value of one-tenth of one cent ($0.001).

                                       V.

     A. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

     B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election


                                       1.

of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the corporation.

                                      VI.

     A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      VII.

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

                                      VIII.

     The name and the mailing address of the Sole Incorporator is as follows:
585 West 500 South, Bountiful, Utah 84010.

     IN WITNESS WHEREOF, this Certificate has been subscribed this 21st day of November, 2005, by the undersigned who affirms that the statements made herein are true and correct.


                                        /s/ Paul Evans
                                        ----------------------------------------
                                        PAUL EVANS
                                        Sole Incorporator


                                       2.

                                   EXHIBIT C

                               AFFILIATE AGREEMENT

     THIS AFFILIATE AGREEMENT ("AFFILIATE AGREEMENT") is being executed and delivered as of [_____], 2005 by [___________] ("STOCKHOLDER") in favor of and for the benefit of SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC., a Delaware corporation ("PARENT").

                                    RECITALS

     A. Stockholder is a stockholder, officer and/or director of THE MED-DESIGN CORPORATION, a Delaware corporation (the "COMPANY").

     B. Parent, the Company, Mammoth Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB I"), and Mammoth Merger Subsidiary, LLC, a Delaware limited liability company ("MERGER SUB II") have entered into an Agreement and Plan of Merger and Reorganization dated as of [_________], 2005 (the "MERGER AGREEMENT"), providing for the merger of Merger Sub I into the Company ("MERGER I"), immediately followed by a merger of the Company into Merger Sub II ("MERGER II," and together with Merger I, the "COMBINATION"). The Merger Agreement contemplates that, upon consummation of the Merger I, (i) holders of shares of the common stock of the Company will receive shares of common stock of Parent ("PARENT COMMON STOCK") in exchange for their shares of common stock of the Company and (ii) the Company will become a wholly owned subsidiary of Parent. It is accordingly contemplated that Stockholder will receive shares of Parent Common Stock in Merger I.

     C. Stockholder understands that the Parent Common Stock being issued in Merger I will be issued pursuant to a registration statement on Form S-4, and that Stockholder may be deemed an "affiliate" of the Company as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933, as amended (the "SECURITIES ACT").

                                    AGREEMENT

     Stockholder, intending to be legally bound, agrees as follows:

     1. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder represents and warrants to Parent as follows:

          (A) Stockholder is the holder and "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the number of outstanding shares of common stock of the Company set forth beneath Stockholder's signature on the signature page hereof (the "COMPANY SHARES"), and Stockholder has good and valid title to the Company Shares, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature. Stockholder has the sole right to vote and to dispose of the Company Shares.

          (B) Stockholder is the holder of options to purchase the number of shares of common stock of the Company set forth beneath Stockholder's signature on the signature page hereof (the "COMPANY OPTIONS"), and Stockholder has good and valid title to the Company


                                       1.

Options, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature.

          (C) Stockholder does not own, of record or beneficially, directly or indirectly, any securities of the Company other than the Company Shares and the Company Options.

          (D) Stockholder has carefully read this Affiliate Agreement and, to the extent Stockholder felt necessary, has discussed with counsel the limitations imposed on Stockholder's ability to sell, transfer or otherwise dispose of the shares of Parent Common Stock that Stockholder is to receive in the Combination (the "PARENT SHARES"). Stockholder fully understands the limitations this Affiliate Agreement places upon Stockholder's ability to sell, transfer or otherwise dispose of securities of Parent.

     2. PROHIBITIONS AGAINST TRANSFER. Stockholder agrees that Stockholder shall not effect any sale, transfer or other disposition of any Parent Shares unless:
(a) such sale, transfer or other disposition is effected pursuant to an effective registration statement under the Securities Act; (b) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145 under the Securities Act, as evidenced by a broker's letter and a representation letter executed by Stockholder (satisfactory in form and content to Parent) stating that such requirements have been met; (c) counsel reasonably satisfactory to Parent shall have advised Parent in a written opinion letter (satisfactory in form and content to Parent), upon which Parent may rely, that such sale, transfer or other disposition will be exempt from the registration requirements of the Securities Act; or (d) an authorized representative of the Securities and Exchange Commission ("SEC") shall have rendered written advice to Stockholder to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such sale, transfer or other disposition, and a copy of such written advice and all other related communications with the SEC shall have been delivered to Parent.

     3. STOP TRANSFER INSTRUCTIONS; LEGEND.

          Stockholder acknowledges and agrees that (a) stop transfer instructions will be given to Parent's transfer agent with respect to the Parent Shares, and (b) each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

          "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145(d) OF THE SECURITIES ACT OF 1933 APPLIES AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH RULE AND IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED AS OF [________], 2005, BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER."


                                       2.

     4. INDEPENDENCE OF OBLIGATIONS. The covenants and obligations of Stockholder set forth in this Affiliate Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

     5. SPECIFIC PERFORMANCE. Stockholder agrees that in the event of any breach or threatened breach by Stockholder of any covenant, obligation or other provision contained in this Affiliate Agreement, Parent shall be entitled (in addition to any other remedy that may be available to Parent) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5, and Stockholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

     6. OTHER AGREEMENTS. Nothing in this Affiliate Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Affiliate Agreement.

     7. NOTICES. Any notice or other communication required or permitted to be delivered to Stockholder or Parent under this Affiliate Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

          IF TO PARENT:

               Specialized Health Products International, Inc.
               585 West 500 South
               Bountiful, Utah  84010
               Attention: Jeffrey Soinski, President and Chief Executive Officer
               Facsimile: (801) 298-3360

          WITH A COPY TO:

                    Cooley Godward LLP
                    401 Eastgate Mall
                    San Diego, CA 92121
                    Attention: Barbara Borden, Esq.


                                       3.

                    Facsimile: (858) 550-6420

          IF TO STOCKHOLDER:

               _______________________________

               _______________________________

               _______________________________

               Attn: _________________________

               Fax: (___) ____________________

     8. SEVERABILITY. Any term or provision of this Affiliate Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Affiliate Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

     9. APPLICABLE LAW; JURISDICTION. THIS AFFILIATE AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF DELAWARE. In any action between or among any of the parties, whether arising out of this Affiliate Agreement or otherwise, (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the County of San Diego, State of California; (b) if any such action is commended in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Southern District of California; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which such party is to receive notice in accordance with Section 7.

     10. WAIVER; TERMINATION. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Affiliate Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Affiliate Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim


                                       4.

arising out of this Affiliate Agreement, or any power, right, privilege or remedy under this Affiliate Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. If the Merger Agreement is terminated, this Affiliate Agreement shall thereupon terminate.

     11. CAPTIONS. The captions contained in this Affiliate Agreement are for convenience of reference only, shall not be deemed to be a part of this Affiliate Agreement and shall not be referred to in connection with the construction or interpretation of this Affiliate Agreement.

     12. FURTHER ASSURANCES. Stockholder shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Affiliate Agreement.

     13. ENTIRE AGREEMENT. This Affiliate Agreement, the Merger Agreement and any Voting Agreement or Release Agreement between Stockholder and Parent collectively set forth the entire understanding of Parent and Stockholder relating to the subject matter hereof and thereof and supersede all other prior agreements and understandings between Parent and Stockholder relating to the subject matter hereof and thereof.

     14. NON-EXCLUSIVITY. The rights and remedies of Parent hereunder are not exclusive of or limited by any other rights or remedies which Parent may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

     15. AMENDMENTS. This Affiliate Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

     16. ASSIGNMENT. This Affiliate Agreement and all obligations of Stockholder hereunder are personal to Stockholder and may not be transferred or delegated by Stockholder at any time. Parent may freely assign any or all of its rights under this Affiliate Agreement, in whole or in part, to any other person or entity without obtaining the consent or approval of Stockholder.

     17. BINDING NATURE. Subject to Section 16, this Affiliate Agreement will inure to the benefit of Parent and its successors and assigns and will be binding upon Stockholder and Stockholder's representatives, executors, administrators, estate, heirs, successors and assigns.

     18. SURVIVAL. Each of the representations, warranties, covenants and obligations contained in this Affiliate Agreement shall survive the consummation of the Combination.


                                       5.

     Stockholder has executed this Affiliate Agreement on ______ __, 2005.


                                        ----------------------------------------
                                                       (Signature)

                                        ----------------------------------------
                                                      (Print Name)

NUMBER OF OUTSTANDING SHARES OF
COMMON STOCK OF THE COMPANY
HELD BY STOCKHOLDER:

-------------------------------------

NUMBER SHARES OF COMMON STOCK OF THE
COMPANY SUBJECT TO OPTIONS HELD BY
STOCKHOLDER:

-------------------------------------


                                       6.

                                    EXHIBIT D

                                   ARTICLE VII

                          INDEMNIFICATION AND INSURANCE

            INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS

     Section 1. The Corporation shall, to the fullest extent now or hereafter permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 2. The Corporation shall, to the fullest extent now or hereafter permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation. No such indemnification against expenses shall be made, however, in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 3. Indemnification under Sections 1 and 2 of this Article shall be made by the Corporation when ordered by a court or upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in those Sections. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (b) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

     Section 4. Expenses incurred in defending a civil or criminal action, suit or proceeding of the kind described in Sections 1 and 2 of this Article shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking, by or on behalf of the person who may be entitled to indemnification under those Sections, to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.

     Section 5. The indemnification provided in this Article shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 6. Nothing herein contained shall be construed as limiting the power or obligation of the Corporation to indemnify any person in accordance with the Delaware General Corporation Law, as amended from time to time, or in accordance with any similar law adopted in lieu thereof. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     Section 7. The Corporation shall also indemnify any person against expenses, including attorneys' fees, actually and reasonably incurred by him in enforcing any right to indemnification under this Article, under the Delaware General Corporation Law, as amended from time to time, or under any similar law adopted in lieu thereof.

     Section 8. Any person who shall serve as a director, officer, employee of the Corporation or who shall serve, at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be deemed to do so with knowledge of and in reliance upon the rights of indemnification provided in this Article, in the Delaware General Corporation Law, as amended from time to time, and in any similar law adopted in lieu thereof.

                                    INSURANCE

     Section 9. The Corporation shall have power but not the obligation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.